UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Trinity Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trinity Industries, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207-2401

www.trin.net

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 30, 2012

TO: Trinity Industries, Inc. Stockholders:

Please join us for the 2012 Annual Meeting of Stockholders of Trinity Industries, Inc. The meeting will be held at the principal executive offices of the Company, 2525 Stemmons Freeway, Dallas, Texas 75207, on Monday, April 30, 2012, at 8:30 a.m., Central Daylight Time.

At the meeting, the stockholders will act on the following matters:

(1) Election of the eleven nominees named in the attached proxy statement as directors;

(2) Advisory vote to approve named executive officer compensation;

(3) Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

(4) Any other matters that may properly come before the meeting.

All stockholders of record at the close of business on March 16, 2012 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors

JARED S. RICHARDSON
Associate General Counsel and Secretary

March 30, 2012

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by using the internet or telephone or by signing, dating, and returning the enclosed proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on April 30, 2012:

This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2011, are available for viewing, printing, and downloading at https://materials.proxyvote.com/896522.

Trinity Industries, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207-2401

www.trin.net

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 30, 2012

This Proxy Statement is being mailed on or about March 30, 2012 to the stockholders of Trinity Industries, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2525 Stemmons Freeway, Dallas, Texas, on Monday, April 30, 2012, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 2525 Stemmons Freeway, Dallas, Texas, 75207.

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the eleven nominees for directors as set forth in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, and (iii) FOR the ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $10,000 plus disbursements.

The outstanding voting securities of the Company consist of shares of common stock, $1.00 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 16, 2012. At that date, there were outstanding and entitled to vote 80,245,108 shares of Common Stock.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors. The election of directors requires a plurality of the votes cast at the meeting. All other proposals require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will not be counted either in favor of or against the election of the nominees. In the case of the other proposals being submitted for stockholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this proxy statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the chief executive officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls. The Board of Directors first adopted Corporate Governance Principles in 1998, which are reviewed annually by the Corporate Governance and Directors Nominating Committee and were last amended in December 2011. The Company has a long-standing Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the chief executive officer, the chief financial officer, and principal accounting officer, as well as the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Business Conduct and Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s web site at www.trin.net under the heading “Investor Relations-Governance.”

The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. During 2011, the Board of Directors held seven meetings. The Board also meets regularly in non-management executive sessions and selects the Presiding Director, who serves as the lead independent director and chairs the non-management executive sessions. Mr. Rhys J. Best currently serves in that capacity. In 2011, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served, except for Mr. Ronald W. Haddock, who attended 71%. Mr. Haddock serves as interim chief executive officer for AEI Services, LLC, and his responsibilities included attending meetings for AEI Services, LLC that conflicted with some of the Company’s Committee meetings. The Company believes this was a temporary situation, and values Mr. Haddock’s service on the Board of Directors. It is Company policy that each director is expected to attend the Annual Meeting. All directors were in attendance at the 2011 Annual Meeting.

Independence of Directors

The Board of Directors makes all determinations with respect to director independence in accordance with the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.trin.net under the heading “Investor Relations-Governance-Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The actual determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.

The Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines. In making such determinations, the Board, amongst other things, considered transactions (i) between the Company’s subsidiaries and subsidiaries of Austin Industries, Inc. (“Austin Industries”) for which Mr. Ronald J. Gafford serves as President and Chief Executive Officer, and (ii) between the Company’s subsidiaries and Southcross Energy, LLC (“Southcross”), for which Mr. David W. Biegler serves as Chairman and Chief Executive Officer.

In 2011, the transactions with Austin Industries involved billings to Austin Industries by the Company of approximately $2,603,000, and invoices to the Company from Austin Industries of approximately $3,700. The transactions involved amounts constituting less than 2% of the consolidated gross revenues of each of Austin Industries and the Company in 2011, were made in the ordinary course of business in arms-length transactions, and substantially all were determined by competitive bids. The transactions involved the purchase by Austin Industries from the Company’s subsidiaries of concrete, and highway products, and the purchase by subsidiaries of the Company of demolished concrete from Austin Industries. Mr. Gafford did not have a direct financial interest in any of the transactions with Austin Industries.

In 2011, a subsidiary of the Company and Southcross entered into a transaction involving the purchase by Southcross from the subsidiary of storage tanks for approximately $1,400,000. This transaction involved an amount constituting less than 2% of the consolidated gross revenues of each of Southcross and the Company in 2011, was made in the ordinary course of business in arms-length transactions, and was the result of a competitive bid process. Mr. Biegler did not have a direct financial interest in this transaction.

As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: John L. Adams, Rhys J. Best, David W. Biegler, Leldon E. Echols, Ronald J. Gafford, Ronald W. Haddock, Adrian Lajous, Melendy E. Lovett, Charles W. Matthews, Diana S. Natalicio, and Douglas L. Rock; and that Timothy R. Wallace is not independent because of his employment as Chairman, Chief Executive Officer, and President of the Company. Dr. Natalicio has reached the mandatory retirement age and is therefore not standing for re-election.

Board Leadership Structure

Mr. Wallace serves as the Chairman, Chief Executive Officer, and President of the Company. As stated in the Corporate Governance Principles, the Board believes that the decision as to whether the offices of Chairman and Chief Executive Officer should be combined or separated is the responsibility of the Board. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it through a range of business environments, the Board believes that the most effective leadership structure for the Company is to have Mr. Wallace serve as both Chairman and Chief Executive Officer.

While Mr. Wallace serves as both Chairman and Chief Executive Officer, all other directors are independent. After considering the recommendations of the Human Resources Committee, the independent directors determine Mr. Wallace’s compensation. Further, the Company has four standing committees and an independent Presiding Director. Mr. Wallace does not serve on any Board committee. The Board routinely holds executive succession planning discussions with the Vice President of Organizational Development and Mr. Wallace with respect to all executive officer positions. The Board believes that each of these measures helps to counter-balance any risk in having Mr. Wallace serve as both Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

Mr. Best currently serves as Presiding Director. The Presiding Director has the following roles and responsibilities:

•	Serve as a member of the Corporate Governance and Directors Nominating Committee;

•	Preside at each executive session of non-management and independent directors;

•	Preside at all meetings when the Chairman and Chief Executive Officer is not present;

•	As needed or appropriate, develop agendas for executive sessions of non-management and independent directors;

•	Serve as the principal liaison to advise the Company’s Chairman and Chief Executive Officer of actions and/or suggestions taken or made during executive sessions;

•	Confer periodically with the Chairman and Chief Executive Officer regarding the quality, quantity, and timeliness of information to be furnished from time to time to the members of the Board;

•

To the extent that the Presiding Director is not the Chairman of the Corporate Governance and Directors Nominating Committee, the Presiding Director assists the Chairman of the Corporate Governance and Directors Nominating Committee in planning and executing each self-evaluation process of the Board;

•

In those instances where an ongoing dialog between the stockholders and the non-management directors is appropriate, serve as a conduit for communications between the stockholders and the non-management directors; and

•	Perform such other duties as the Board from time to time may assign.

Board Committees

The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, Finance and Risk Committee, and Human Resources Committee. Each of the committees is governed by a charter, a current copy of which is available on the Company’s website at www.trin.net under the heading “Investor Relations-Governance.” Mr. Wallace, Chairman, Chief Executive Officer, and President of the Company, does not serve on any Board committee. Since Ms. Lovett recently joined the Board of Directors, she does not currently serve on any committees. It is currently anticipated that she will be added to the Audit Committee and the Human Resources Committee. Director membership of the committees is identified below.

Director	Audit Committee		Corporate Governance & Directors Nominating Committee		Finance & Risk Committee		Human Resources Committee
John L. Adams				*	*	*
Rhys J. Best				*		*		*
David W. Biegler		*		*		*
Leldon E. Echols	*	*				*		*
Ronald J. Gafford				*			*	*
Ronald W. Haddock		*		*		*
Adrian Lajous		*				*
Charles W. Matthews			*	*				*
Diana S. Natalicio								*
Douglas L. Rock		*						*

*	Member

**	Chair

Audit Committee

The Audit Committee’s function is to oversee the integrity of the Company’s financial statements and related disclosures; the Company’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the Company’s independent auditing firm; the performance of the Company’s internal audit function; the Company’s internal accounting and disclosure control systems; the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (i) reviews with management, the chief audit executive, and the independent auditors the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting controls and procedures; (ii) reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, internal controls, corporate aircraft usage, summaries of management’s travel and entertainment reports; and (iii) performs such other matters as the Audit Committee deems appropriate. The Audit Committee also pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company, subject to stockholder ratification, and approves audit fees. The Audit Committee met seven times during 2011. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Mr. Echols, Chair of the Audit Committee, Mr. Biegler, Mr. Haddock, and Mr. Rock are each qualified as an audit committee financial expert within the meaning of SEC regulations.

Corporate Governance and Directors Nominating Committee

The functions of the Corporate Governance and Directors Nominating Committee (“Nominating Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board. Each of the members of the Nominating Committee is an independent director under the NYSE listing standards. The Nominating Committee met three times during 2011.

In performing its annual review of director compensation, the Nominating Committee utilizes independent compensation consultants from time to time to assist in making its recommendations to the Board. The Nominating Committee reviewed the director compensation for 2011 and recommended certain changes, as outlined in “Director Compensation.”

The Nominating Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•

The name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the stockholder and the recommended candidate; and

•

The name, age, business, and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board, and elected by the stockholders.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 2525 Stemmons Freeway, Dallas, Texas 75207 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.

The Nominating Committee believes that the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government or education, possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment, and have an impeccable reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.

The Nominating Committee identifies potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee determines that additional consideration is warranted, the Nominating Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Nominating Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Finance and Risk Committee

The oversight duties of the Finance and Risk Committee (the “Finance Committee”) include periodically reviewing the Company’s financial status and compliance with debt instruments; reviewing and making recommendations to the Board regarding financings and refinancing and authorizing financings and refinancing within limits prescribed by the Board; reviewing and assessing risk exposure related to the Company’s operations; monitoring the funds for the Company’s benefit plans; reviewing the Company’s insurance coverages; and reviewing significant acquisitions and dispositions of businesses or assets and authorizing such transactions within limits prescribed by the Board. The Finance Committee met nine times in 2011. The Company periodically identifies, assesses, and risk rates the business, commercial, operational, financial, and other risks associated with its products and services.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) makes recommendations to the Board of Directors in its responsibilities relating to the fair and competitive compensation of the Company’s Chief

Executive Officer. The HR Committee has been delegated authority by the Board of Directors to make compensation decisions with respect to the other named executive officers (as defined below). Each of the members of the HR Committee is an independent director under the NYSE listing standards. The HR Committee met five times during 2011.

The HR Committee reviews management succession and approves awards under the Company’s incentive compensation and equity based plans. The HR Committee annually evaluates the leadership and performance of Mr. Wallace, the Company’s Chairman, Chief Executive Officer, and President (collectively referred to as the “CEO”). The HR Committee annually recommends to the Company’s independent directors the total compensation for the CEO. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee his assessment of the performance of his direct reports. The HR Committee also has access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other executive officers named in the “Summary Compensation Table.” The CEO, the CFO, and the other executive officers named in the “Summary Compensation Table” are referred to in this proxy statement as the “named executive officers.”

The Role of the Compensation Consultant

The HR Committee hires independent executive compensation consultants to provide an assessment of the Company’s executive compensation programs and to perform five key tasks. The consultants (i) review and assist in the design of the Company’s compensation programs, (ii) provide insight into compensation best practices used by other companies, (iii) benchmark the Company’s compensation pay levels with relevant industry surveys, (iv) provide proxy disclosure information for comparator companies, and (v) provide input to the HR Committee on the structure and overall competitiveness of the Company’s compensation programs.

The HR Committee retained the services of Meridian Compensation Partners, LLC (the “Compensation Consultant”) to assist in providing an independent assessment of the executive compensation programs. Meridian Compensation Partners, LLC was the HR Committee’s sole compensation consultant in 2011. The Compensation Consultant reported directly to the HR Committee for the purposes of advising it on matters relating to 2011 compensation. The services of the Compensation Consultant were used only in conjunction with executive compensation matters. The Compensation Consultant was not retained by the Company for any other purpose.

The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information for 2011 on the named executive officers and other key executives to determine whether the compensation packages for these executives were competitive with the market and met the objective of the Company to attract, motivate, and retain the best talent. The Compensation Consultant was instructed to:

•	review the total direct compensation (base salary, annual incentive, and long term incentive);

•	confirm that the comparator companies selected by the HR Committee were appropriate; and

•	gather publicly traded comparator company proxies and market surveys to ascertain market competitive rates specifically for the named executive officers.

The Compensation Consultant benchmarked all components of compensation for 2011, excluding the Executive Perquisite Allowance, and determined the 25th percentile, 50th percentile (market median), and the 75th percentile for each position.

The Role of Management

The CEO, the CFO, and the Senior Vice President of Human Resources work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long term performance-based restricted stock awards, subject to HR Committee approval. The CFO certifies as to the achievement of these financial performance measures. The Senior Vice President of Human Resources implements compensation-related policies and procedures and oversees the execution of each plan. The HR Committee recommends to the independent directors Mr. Wallace’s compensation for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.

The Role of the HR Committee

The HR Committee reviews the CEO’s assessment of the performance of the other named executive officers. The review is conducted prior to the year in which any adjustment to base salary, annual incentive or long term incentive becomes effective. Both annual incentives and long term incentives are established as a percent of base salary with threshold, target, and maximum payout levels.

The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and makes adjustments to compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on past and expected future performance in respect to specific financial, strategic, and operating objectives; the scope of each executive’s responsibilities within the Company; the executive’s value to the Company; and market survey data that establishes the market ranges against which compensation is benchmarked.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s policies and procedures relating to risk assessment, management, and mitigation. The Finance Committee has the responsibility to review and assess risk exposure related to the Company’s operations, including safety, environmental, financial, contingent liabilities, and other risks which may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and personal risks associated with the Company’s products and services. The Finance Committee accomplishes this responsibility as described in “Corporate Governance — Board Committees — Finance and Risk Committee.” In addition, the Audit Committee, in its discretion, reviews the Company’s major risks and exposures, including (i) any special-purpose entities, complex financing transactions and related off-balance sheet accounting matters; and (ii) legal matters that may significantly impact the Company’s financial statements or risk management.

Risk Assessment of Compensation Policies and Practices

The Company conducts a detailed risk assessment of its compensation policies and practices for its employees, including its executive officers. The Company’s Internal Audit group reviews the Company’s compensation policies and practices (the “Compensation Policies”), and meets with the Company’s management to discuss risks presented by the Compensation Policies. Based on these discussions, and a review of the Compensation Policies, the Internal Audit group assesses the likelihood and potential impact of the risk presented by the Compensation Policies.

The Internal Audit group presents its findings to an internal committee consisting of a cross-section of corporate and business segment executives that meets quarterly to review identified risks and assess exposures. This committee considers the Internal Audit group’s findings and assessments. This committee has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Best, Echols, Gafford, Haddock, Jess T. Hay, Matthews, Rock, and Dr. Natalicio served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee has ever served as an executive officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks during 2011. Mr. Hay retired from service on the Board of Directors and the HR Committee in May 2011.

Communications with Directors

The Board has established a process to receive communications by mail from stockholders and other interested parties. Stockholders and other interested parties may contact any member of the Board, including the Presiding Director, Mr. Best, or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 2525 Stemmons Freeway, Dallas, Texas 75207.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of twelve members, but will decrease to eleven effective with Dr. Natalicio’s retirement at the time of the Annual Meeting of Stockholders.

Following a recommendation from the Nominating Committee, each member of the Board of Directors other than Dr. Natalicio has been nominated by the Board for election at the Annual Meeting to hold office until the next Annual Meeting or the election of their respective successors. The director nominees are John L. Adams, Rhys J. Best, David W. Biegler, Leldon E. Echols, Ronald J. Gafford, Ronald W. Haddock, Adrian Lajous, Melendy E. Lovett, Charles W. Matthews, Douglas L. Rock, and Timothy R. Wallace. The Board of Directors has determined that all of the director nominees other than Mr. Wallace are “independent directors.” Mr. Wallace is the Company’s Chairman, Chief Executive Officer, and President. Therefore, the Board of Directors has concluded that Mr. Wallace is not an independent director.

The Board of Directors believes that each of the director nominees possesses the qualifications described above in “Corporate Governance — Board Committees — Corporate Governance and Directors Nominating Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education, (ii) the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, (iii) a willingness to exercise independent judgment, and (iv) an impeccable reputation for honest and ethical conduct in both his or her professional and personal activities.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Timothy R. Wallace, 58. Director since 1992. Mr. Wallace has been Chairman, Chief Executive Officer, and President of the Company since 1999. From 2004 — 2008, Mr. Wallace was a director of MoneyGram International, Inc., a payment service and money transfer business.

Mr. Wallace joined the Company in 1975. During his long tenure with the Company, Mr. Wallace has consistently shown strong performance in a variety of roles, requiring a wide range of business and interpersonal skills. He has provided excellent leadership to the Company in his current positions, exhibiting sound judgment and business acumen.

John L. Adams, 67. Director since 2007. Mr. Adams is Chairman of the Finance Committee and a member of the Nominating Committee. Mr. Adams served as Executive Vice President of the Company from 1999 — 2005, serving thereafter on a part time basis as Vice Chairman until leaving the employ of the Company to join the Board of Directors in 2007. Prior to joining the Company, Mr. Adams was with Texas Commerce Bank (now JPMorgan Chase Bank of Texas) for 25 years, with his last position being Chairman, President, and CEO. Since 2007, he has served on several corporate and not-for-profit boards. Mr. Adams is the Chairman of the board and a director of Group 1 Automotive, Inc., a company engaged in the ownership and operation of automotive dealerships and collision centers. He also serves on the audit committee and is a director of Dr Pepper Snapple Group, Inc., a company that is a leading brand owner, bottler, and distributor of non-alcoholic beverages in the U.S., Canada, and Mexico.

As a result of his past employment by the Company, Mr. Adams brings significant knowledge and understanding of the Company’s operations and business environment. In addition, he has experience as a senior executive in the banking industry, which provides the Board with experience in managing financing transactions. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Rhys J. Best, 65. Director since 2005. Mr. Best serves as the Presiding Director, and is a member of Nominating Committee, the Finance Committee, and the HR Committee. Mr. Best served, beginning in 1999, as Chairman, President, and CEO of Lone Star Technologies, Inc., a company engaged in the production and marketing of casing, tubing, line pipe, and couplings for the oil and gas, industrial, automotive, and power generation industries. He was also a director of, and remained in these positions with, Lone Star Technologies, Inc., until its acquisition by United States Steel Corporation in 2007. Mr. Best has been engaged in private investments since 2007. He is also Chairman of Crosstex Energy, L.P., an energy company engaged in the gathering, transmission, treating, processing, and marketing of natural gas and natural gas liquids. Mr. Best is also a member of the board of directors of Cabot Oil & Gas Corporation, a leading North American oil and gas exploration and production company; Commercial Metals Corporation, which recycles, manufactures, and markets steel and metal products and related materials; Austin Industries, Inc., a privately-held civil, commercial, and industrial construction company; and McJunkin Red Man Corporation, a privately-held company engaged in the distribution of industrial PVF products, serving the refining, chemical, petrochemical, gas distribution and transmission, oil and gas exploration and production, pharmaceutical, and power generation industries.

Mr. Best has broad experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its international operations and future international opportunities.

David W. Biegler, 65. Director since 1992. Mr. Biegler is a member of the Audit Committee, the Nominating Committee, and the Finance Committee. Mr. Biegler serves as the Chairman and CEO of Southcross Energy, LLC, a company engaged in natural gas transportation and processing. He retired as Vice Chairman of TXU Corp., a company engaged in the generation, transmission, and sale of electricity, at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 — 2001. Mr. Biegler is also a director of Southwest Airlines, Inc., a major domestic airline; and Austin Industries, Inc., a privately-held civil, commercial, and industrial construction company. In addition, Mr. Biegler served as a director of Guaranty Financial Group Inc., a company conducting consumer and business banking activities, from 2008 — 2009; Dynegy, Inc., a company engaged in power generation, from 2003 — 2011; and Animal Health International, a company engaged in selling and distributing animal health products, from 2007 — 2011.

Mr. Biegler has broad experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Leldon E. Echols, 56. Director since 2007. Mr. Echols is Chairman of the Audit Committee and a member of the HR Committee and the Finance Committee. He served as Executive Vice President and Chief Financial Officer of Centex Corporation (“Centex”), a residential construction company, from 2000 — 2006 when he retired. Prior to joining Centex, he spent 22 years with Arthur Andersen LLP and served as Managing Partner, Audit Practice for the North Texas, Colorado, and Oklahoma Region from 1997 — 2000. Mr. Echols is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has been engaged in private investments since 2006. He is a member of the board of directors and Chairman of the audit committee of Crosstex Energy, L.P., an energy company engaged in the gathering, transmission, treating, processing, and marketing of natural gas and natural gas liquids and Crosstex Energy, Inc., a company holding partnership interests of Crosstex Energy, L.P. He is also a member of the board of directors and Chairman of the audit committees of Holly/Frontier Corporation, an independent petroleum refiner, and Roofing Supply Group Holdings, Inc., a privately-held company engaged in the distribution of roofing and related construction materials. In addition, Mr. Echols served as a director of TXU Corp. from 2005 — 2007. The Board has determined that Mr. Echols’ service on the audit committees of these other public companies does not impair his ability to serve on the audit committee of the Company.

In addition to having gained substantial managerial experience as an executive officer of Centex, Mr. Echols possesses important skills and experience gained through his service in public accounting. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Ronald J. Gafford, 62. Director since 1999. Mr. Gafford is Chairman of the HR Committee and a member of the Nominating Committee. Mr. Gafford has been President and Chief Executive Officer of Austin Industries, Inc., a privately-held civil, commercial, and industrial construction company, since 2001 and Chairman since 2008. From 2005 — 2007, Mr. Gafford served as a member of the board of directors of Chaparral Steel Company, a leading supplier of structural steel and steel bar products.

Mr. Gafford has broad experience in managing and leading a significant industrial enterprise. His service as the Chief Executive Officer of Austin Industries, Inc. provides the Board with additional perspective on the Company’s operations.

Ronald W. Haddock, 71. Director since 2005. Mr. Haddock is a member of the Audit Committee, the Nominating Committee, and the Finance Committee. Mr. Haddock was Chief Executive Officer of FINA, Inc., an international energy company, from December 1989 until his retirement in July 2000. He was also the Executive Chairman, CEO, and director of Prisma Energy International, a power generation, power distribution, and natural gas distribution company from 2003 until its acquisition by Ashmore Energy International Limited. He currently serves as Chairman of the board and interim CEO of AEI Services, LLC, a privately-held international power generator and distributor and natural gas distribution company. He is also Chairman of the Board of Safety-Kleen Systems, Inc., an environmental services, oil recycling, and refining company; and is a director of Alon USA Energy, Inc., a petroleum refining and marketing company; and Petron, a refining and marketing company based in the Philippines. Under the Board’s retirement policy, this will be the last year that he will be nominated for election to the Board.

Mr. Haddock has broad experience in managing and leading significant enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its international opportunities.

Adrian Lajous, 68. Director since 2006. Mr. Lajous is a member of the Audit Committee and the Finance Committee. Mr. Lajous has been Senior Energy Advisor for McKinsey & Company, a management consulting firm, and President of Petrométrica, S.C., an energy consulting company, since 2001. Mr. Lajous served Pemex in several capacities between 1982 and 1999, having served as Director General and CEO from 1994 — 1999. Mr. Lajous is Chairman of the Oxford Institute for Energy Studies and is a director of Schlumberger, Ltd., an oilfield services company supplying technology, project management, and information solutions to the oil and gas industry; and Ternium, S.A., a company engaged in the production and distribution of semi-finished and finished steel products.

Mr. Lajous has broad experience in managing and leading significant industrial enterprises in Mexico, where the Company has a number of operations. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Melendy E. Lovett, 54. Director since March 2012. Ms. Lovett has been senior vice president, and president of the education technology business, for Texas Instruments Incorporated (“TI”), a major semiconductor manufacturer, since 2004. Since 1993, she served TI in a number of capacities, including service as Vice President and Manager, Total Compensation and HR Services from 1998 — 2004. Ms. Lovett is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs.

Ms. Lovett has substantial managerial experience as an executive officer and business group president for TI. In addition, Ms. Lovett possesses skills and experience important to the Company in the areas of human resources, information technology, and accounting. Ms. Lovett was recommended to the Nominating Committee for service as a director by Mr. Wallace.

Charles W. Matthews, 67. Director since 2010. Mr. Matthews is Chairman of the Nominating Committee and a member of the HR Committee. Mr. Matthews served Exxon Mobil Corporation, one of the leading global energy companies in the world, and its predecessor, Exxon Corporation, in several capacities in its legal department since 1971 before being appointed Vice President and General Counsel in 1995 until his retirement in 2010. He is a member of the board of directors of Cullen/Frost Bankers, Inc., a financial holding company and bank holding company.

During his long employment at Exxon Mobil Corporation, Mr. Matthews accumulated broad experience in legal, managerial, and other matters in the energy industry around the world.

Douglas L. Rock, 65. Director since 2010. Mr. Rock is a member of the Audit Committee and the HR Committee. From 1990 to August 2010, Mr. Rock served as the Chairman of the board of Smith International, Inc., an oilfield services company. Mr. Rock joined Smith International, Inc. in 1974 and served as Chief Executive Officer, President and Chief Operating Officer from 1989 — 2008. From 2004 — 2009, he served as a director of MoneyGram International, Inc., a payment service and money transfer business, and from 1999 — 2008 he served as a director of CE Franklin Ltd., a distributor of pipe, valves, flanges, fittings, production and process control equipment, tubular products and other general oilfield supplies to the oil and gas industry in Canada.

Mr. Rock has broad experience in managing and leading a significant industrial enterprise. His recent service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

The Board of Directors recommends that you vote FOR all of the Nominees.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in this proxy statement.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Company’s long term strategic corporate vision is to be a premier multi-industry company that provides superior value to stockholders. The Board of Directors believes that realization of this vision depends in large measure on the talents of the Company’s employees. The Company’s compensation system plays a significant role in its ability to attract, motivate, and retain a high quality workforce. As described in the Compensation Discussion and Analysis, the Company’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of stockholders, (iii) links compensation to business objectives and strategies, and (iv) takes into account, as appropriate, the cyclical nature of the Company’s businesses.

At the Company’s 2011 Annual Meeting, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2011 proxy statement, commonly referred to as a say-on-pay vote. The stockholders overwhelmingly approved the named executive officers’ compensation, with approximately 85% of the stockholders present and entitled to vote at the meeting voting in favor of the 2011 say-on-pay resolution. The Company believes this approval affirms the stockholders’ support of the Company’s approach to executive compensation.

This proposal provides stockholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012, subject to ratification of stockholders.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

Ernst & Young, or a predecessor of that firm, has been the auditors of the accounts of the Company each year since 1958. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2011 and 2010

The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, and fees for other services rendered by Ernst & Young during those periods:

	2011	2010
Audit fees	$2,857,000	$2,527,600
Audit-related fees	308,860	139,911
Tax fees	224,244	208,248
All other fees	251,740	193,295

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

In fiscal years 2011 and 2010, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits in Mexico and Europe, and consents included in other SEC filings.

Audit-Related Fees

Audit-related fees include fees for employee benefit plan audits, use of online research tools, and certain compliance audits.

Tax Fees

Tax fees in fiscal years 2011 and 2010 include fees for tax advice, tax planning, and tax return review.

All Other Fees

All other fees consist of insurance claim services and government contract services. The insurance claim services related to the flooding at two of the Company’s barge facilities, one in Ashland City, Tennessee during 2010 and a second in Caruthersville, Missouri during 2011. These services include advising the Company of the appropriate methodologies for preparation of insurance claims and assisting in the assembly, analysis, and organization of accounting documentation with respect to the recovery of expenditures and business losses. The government contract services related to consultations on proper bidding procedures and documentation requirements for a government contract.

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision by him to the Audit Committee at its first meeting after the pre-approval was obtained. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and includes an anticipated budget.

Report of the Audit Committee

We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that five of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.trin.net under the heading “Investor Relations — Governance.”

We annually select the Company’s independent auditors. That recommendation is subject to ratification by the Company’s stockholders.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2011 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon our reviews and discussions with management and the independent auditors and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Audit Committee

Leldon E. Echols, Chairman

David W. Biegler

Ronald W. Haddock

Adrian Lajous

Douglas L. Rock

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes how the HR Committee designed the executive compensation programs and set individual pay for the executive officers named in the Summary Compensation Table.

Executive Summary

The Company is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Managing these diverse businesses to provide growth and long-term value to stockholders requires a team of innovative, dedicated, and experienced executives. The Company has a clear and consistent executive compensation philosophy based on pay for performance. The Company’s executive compensation programs are designed to drive executive accountability for performance of the Company as a whole. The Company’s executive compensation programs contribute to a performance-driven culture where executives are expected to deliver results that promote the Company’s position as a premier, multi-industry company.

Objectives of the Executive Compensation Programs

The primary emphasis of the Company’s executive compensation programs is to encourage and reward achievement of the Company’s annual and long-term business goals. Those goals are set by management, with oversight of the Board of Directors, and are designed to promote sustainable growth in stockholder value. As stockholders themselves, the Company’s leaders are keenly focused on achieving these goals. The executive compensation programs reflect the Company’s pay for performance philosophy.

The HR Committee’s objectives for the Company’s executive compensation programs are to:

•	attract, motivate, and retain the key executives needed to enhance the performance and profitability of the Company;

•	encourage the highest level of performance and accountability for the overall success of the Company;

•	provide an incentive for long-term value creation for stockholders;

•	align compensation with short-term and long-term business objectives and strategies, financial targets, and the core values of the Company; and

•	take into account as appropriate the cyclical nature of the Company’s businesses.

Role of Stockholder Say on Pay Votes

In May 2011, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2011 proxy statement, commonly referred to as a say-on-pay vote. The stockholders overwhelmingly approved the named executive officers’ compensation, with approximately 85% of the stockholders present and entitled to vote at the meeting voting in favor of the 2011 say-on-pay resolution. As the Company evaluated its compensation practices and talent needs throughout 2011, it was mindful of the strong support stockholders expressed for its pay for performance compensation philosophy. As a result, following its annual review of executive compensation, the HR Committee decided to maintain a consistent approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards senior executives for delivering value for stockholders. In addition, the HR Committee considered ways to strengthen the pay for performance culture at the Company. In determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by stockholders at the 2011 Annual Meeting. Accordingly, the Board of Directors determined that the Company will hold an annual advisory stockholder vote on executive compensation until the next say-on-pay frequency vote.

Design of the Executive Compensation Programs

The Company’s executive compensation programs reinforce the importance of performance and accountability Company-wide and at the individual level. The Company’s executive compensation programs are designed to:

•	provide a reasonable balance between short-term and long-term compensation;

•	provide a reasonable mix of fixed and incentive-based compensation;

•	retain key executives through the cycles of the Company’s businesses;

•	be competitive based on market survey data and peer group proxy disclosure data;

•	use equity-based awards, stock ownership guidelines, and annual incentives that are linked to stockholder interests; and

•	be transparent and easy to understand by the programs’ participants and the Company’s stockholders.

Components of Compensation

The executive compensation programs have four key components:

•	a base salary;

•	an executive perquisite payment;

•	an annual incentive plan designed to focus executives on the Company’s short-term performance; and

•	a long-term incentive plan designed to encourage executives to promote the Company’s position as a premier, multi-industry company.

Total Target Compensation Overview

This discussion should be read in conjunction with the Summary Compensation Table and related tables and narrative disclosures that follow the tables which set forth the compensation of the CEO and the other named executive officers.

The HR Committee considers each named executive officer’s compensation based on the overall objectives of the Company’s compensation programs and the following:

•	past and expected future performance with respect to specific financial, strategic, and operating objectives;

•	the breadth, complexity, and scope of each executive’s responsibilities within the Company;

•	the executive’s value to the Company;

•	a review of peer group proxy disclosure data; and

•	market survey data against which compensation is benchmarked.

The HR Committee realizes that benchmarking against market survey data and the comparison of peer group proxy disclosure data requires a degree of interpretation due to the potential differences in position scope, the complexities associated with executive compensation plans, and the evolution of public company compensation disclosures. The HR Committee uses the benchmarking information and the peer group proxy disclosures provided by the Compensation Consultant as general guidance and makes adjustments to compensation levels based on what the HR Committee believes to be consistent with the overall compensation objectives of the Company and in the best long-term interests of the Company’s stockholders.

The HR Committee generally targets total compensation for the named executive officers between the 50th and 75th percentile of total target compensation for executives in similar positions as derived from market survey data. The HR Committee believes this range is appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the performance and profitability of the Company. The HR Committee develops the total target compensation amounts using the objectives noted above and the percentile range as general guidelines. Total target compensation may be set closer to the 50th percentile if named executive officers are in the early stages of their careers or relatively new to their current positions. Total target compensation may be set closer to the 75th percentile if named executive officers are seasoned executives with seniority in their roles at the Company or have extensive work experience in similar positions elsewhere that the HR Committee has determined provides additional value. The HR Committee considers this range together with an assessment of each named executive officer under the additional considerations mentioned above. The HR Committee also considers (i) the relatively high percentage of performance-based compensation, which may result in total compensation levels that vary from the target percentiles described above, (ii) the periodic and relative impact on earnings of external business conditions outside the control of the executives, and (iii) the cyclical nature of the Company’s businesses.

Allocation of Compensation

Although there is no pre-established policy or target for the allocation between short-term and long-term, or fixed and incentive-based compensation, the aggregate results of the Company’s compensation and benefits programs for named executive officers have generally reflected the following principles.

Short-term Compensation Versus Long-term Compensation

A named executive officer’s short-term compensation is normally paid in cash and consists of three primary components:

•	a base salary;

•	an executive perquisite payment; and

•	annual incentive compensation.

A named executive officer’s short-term compensation (the sum of the short-term components listed above) generally falls within a range of 35% to 60% of total compensation.

A named executive officer’s long-term compensation consists of four primary components:

•	incentive compensation that typically consists of annual equity awards with long-term vesting and/or multi-year performance periods;

•	retirement benefits;

•	deferred compensation; and

•	pre-planned, transitional compensation.

A named executive officer’s long-term compensation (the sum of the long-term components listed above) generally falls within a range of 40% to 65% of total compensation. The HR Committee believes that this percentage range appropriately rewards the named executive officers for meeting short-term business objectives, while also maintaining their focus on long-term Company performance.

Fixed Versus Incentive-Based Compensation

The Company combines both fixed and incentive-based compensation to attract, motivate, and retain top quality executive management, while encouraging the highest level of performance and accountability for the success of the Company as a whole and to create long-term value for stockholders. A named executive officer’s fixed compensation is established to appropriately and fairly compensate the executive given the breadth, complexity, and scope of the responsibilities required by the position. The incentive-based compensation component is based on achieving measurable goals. The named executive officer’s incentive-based compensation includes the following components:

•	annual incentives typically paid in cash; and

•	long-term incentives typically made through equity awards.

Incentive-based target compensation (including both short-term and long-term compensation) is generally within a range of 60% to 80% of a named executive officer’s total target compensation. The HR Committee believes that this range is appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the profitability and performance of the Company. The percentage of compensation that is incentive-based increases as a named executive officer’s scope of responsibilities increases. As Chairman, Chief Executive Officer, and President of the Company, Mr. Wallace has a unique and broader range of responsibilities than the other named executive officers, including ultimate responsibility for the overall success of the Company. The HR Committee has therefore determined it is appropriate that he should have the highest percentage of incentive-based target compensation.

The Named Executive Officers

The Board of Directors has delegated to the HR Committee oversight of the Company’s executive compensation programs. The HR Committee reviews and recommends the compensation for the CEO to the independent directors for their approval. The HR Committee reviews and approves the compensation of the other named executive officers. The five named executive officers for 2011 were:

•	Timothy R. Wallace, Chairman, Chief Executive Officer, and President

•	James E. Perry, Senior Vice President and Chief Financial Officer

•	D. Stephen Menzies, Senior Vice President and Group President

•	William A. McWhirter, Senior Vice President and Group President

•	S. Theis Rice, Senior Vice President, Human Resources and Chief Legal Officer

Analysis through Benchmarking and Peer Group Proxy Disclosure Data

The HR Committee retains the Compensation Consultant to provide the HR Committee with guidance on executive compensation-related matters and to perform an annual total compensation study, including benchmarking information on each of the named executive officers. During 2010 and 2011, the Compensation Consultant provided guidance pertaining to 2011 and 2012 base salaries, annual incentive compensation, and long-term incentive compensation for executives.

The compensation study included published market surveys and peer group proxy disclosure data. The benchmarks for the 25th percentile, the 50th percentile (market median), and 75th percentile were derived from market survey data. The HR Committee selected peer companies from which to compare proxy disclosure data based on criteria that included:

•	industry (manufacturing and industrial);

•	size (based on revenues, assets, market capitalization, and total number of employees);

•	competition (companies that potentially compete with the Company for executive talent); and

•	comparable executive positions (companies with executive positions with similar breadth, complexity, and scope of responsibility).

A review of peer group proxy disclosure data was conducted for each of the named executive officers as shown in Table 1. This table depicts companies with revenues ranging between +50% and -50% of the Company’s average 2008 and 2009 revenue of $3.2 billion or asset values ranging between +50% and -50% of the Company’s average 2008 and 2009 asset value of $4.8 billion. An average of two years data for the Company is used to mitigate cyclicality effects on the Company’s businesses.

Table 1 — Peer Companies Used in 2011 for Proxy Statement Disclosure Data by Named Executive Officer

Position Compared	CEO	SVP/CFO	EVP/SVP	EVP/SVP	SVP/CLO
Peer Companies	Timothy R. Wallace	James E. Perry	D. Stephen Menzies	William A. McWhirter	S. Theis Rice
AMETEK, Inc.	X	X	X	X
Briggs & Stratton Corporation	X	X
Chicago Bridge & Iron Company N.V.	X	X	X	X
Crane Co.	X	X	X	X	X
Dover Corporation		X	X	X
Flowserve Corporation		X	X	X
Harsco Corporation	X	X	X	X
Leggett & Platt, Incorporated	X	X	X	X
Martin Marietta Materials, Inc.	X	X	X	X
Roper Industries, Inc.	X	X			X
Stanley Black & Decker	X	X	X	X
Teleflex Incorporated	X	X	X	X	X
Terex Corporation	X	X	X	X
The Timken Company	X	X	X	X
Vulcan Materials Company	X	X	X	X	X
Worthington Industries, Inc.	X	X	X	X
Total Peer Companies	14	16	14	14	4

As noted in Table 1, there were 16 peer companies. Mr. Wallace’s position was compared against 14 of the 16 companies and was not compared against Dover Corporation or Flowserve Corporation because both had new CEOs at the time of the peer group proxy review. The positions of Messrs. Menzies and McWhirter were not compared against Briggs & Stratton Corporation or Roper Industries, Inc. because these entities did not report comparable operational positions. Messrs. Menzies and McWhirter were also compared to Cooper Industries plc because it had comparable operational positions even through the company as a whole was outside the revenue range for the peer group. Mr. Rice’s position was compared against four peer companies because his position was not included in the named executive officer disclosure of the other peer companies.

In addition to the peer group proxy statement data, base salary, annual incentive compensation, and long-term incentive compensation data was obtained from a combination of the following published survey sources: Mercer 2010 Executive Compensation Survey, Towers Watson Executive Compensation Survey 2010, and Hewitt TCM Online Executive, United States 2010 Survey. All the named executive officers were matched to comparable survey positions in the Durable Goods Manufacturing Industry at the appropriate revenue range. Based on the Hewitt U.S. Salary Increase Survey 2010/2011, all published survey data was time-adjusted to January 1, 2011 using the survey-based annual adjustment factor of 3%.

Analysis for Each Component of Pay

For each named executive officer, the Compensation Consultant determined an overall 25th percentile, 50th percentile (market median), and 75th percentile derived from the relevant published survey sources. The base salary, annual incentive compensation target, and long-term incentive compensation target of each named executive officer for 2011 were compared to the 25th, 50th and 75th percentiles.

Following the analysis of these components of pay, the Compensation Consultant met with Company management, including the CEO, to discuss similarities and differences in responsibilities between the Company’s named executive officer positions and those in the surveys that could affect the levels of compensation components. After these discussions and a review of the data from the peer group, the Compensation Consultant provided comparative market information for each executive position. The Compensation Consultant’s analyses, along with the CEO’s compensation recommendations for each named executive officer other than himself, were presented to the HR Committee.

2011 Total Target Compensation

In establishing 2011 total target compensation for the named executive officers, the HR Committee considered individual performance, responsibilities, motivation to drive results, internal compensation equity, market comparisons, and Mr. Wallace’s recommendations. Taking these factors into account, the HR Committee established the 2011 total target compensation for each named executive officer as set forth in Table 2. See “Components of Compensation” for further discussion on the establishment of each component of compensation.

As illustrated in Table 2 below, all components of target compensation for 2011 for the named executive officers were within +/-26% of the 50th percentile (market median). Compensation adjustments for 2011 were based on past and expected future performance, scope of responsibilities, and value to the Company, taking into account peer group proxy disclosure data and comparative market survey data. The 2011 compensation adjustments for base salary, target annual incentive compensation, and target long-term incentive compensation positioned the named executive officers with respect to the 50th percentile as follows: Mr. Wallace from -19.9% to -9.6%; Mr. Perry from -47.0% to -26.0%; Mr. Menzies from +4.6% to +22.6%; Mr. McWhirter from -10.4% to +2.2%; and Mr. Rice from -20.9% to +21.3%. Mr. Perry’s total target compensation was below the 50th to 75th percentile target range as he was relatively new in his role. Mr. Menzies’ total target compensation was slightly above this targeted range as he is a seasoned executive with seniority in his role and has extensive work experience in similar roles outside the Company. Mr. Rice’s total target compensation was slightly above the targeted range as he is a seasoned executive with seniority in his role and has taken on additional responsibility for the human resources function. Mr. Wallace’s total target compensation was below the targeted range given his requests over the past several years to limit his compensation. The HR Committee believes that the 2011 total target compensation levels for the named executive officers were appropriate.

Table 2: Total Target Compensation

Table 2: The bars reflect total target compensation for 2011 as compared to the 25th, 50th and 75th market data percentiles from the surveys. The percentages shown in the table are calculated using the following formula: 2011 total target compensation divided by market total target compensation dollar amount for the 25th, 50th and 75th percentiles.

Components of Compensation

Set forth below are the components of total target compensation, how these components were applied to each named executive officer, and the analysis of why such amounts were set or paid.

Base Salary

Base salary is intended to attract, motivate, and retain key executives by providing a consistent level of pay that appropriately and fairly compensates the executive for the breadth, complexity, and scope of responsibility inherent in the position. The HR Committee targets the 50th percentile of the market (market median) as a starting point for discussions pertaining to an executive’s base salary. After evaluating the benchmark data and the peer group proxy disclosure data, the CEO discusses with the HR Committee his evaluation of each named executive officer, excluding himself. The discussion includes performance for the past year; specific achievements he believes should be highlighted; changes in the breadth, scope, or complexity of responsibilities that have occurred or will occur in the next year; operating results; organizational improvements; expected future performance; and relative pay equity among the named executive officers.

2011 Base Salary

In establishing 2011 base salaries for the named executive officers, the HR Committee considered individual performance, responsibilities, motivation to drive results, internal compensation equity, market comparisons, and Mr. Wallace’s recommendations. In addition, the HR Committee considered that the salaries for Messrs. Menzies and McWhirter had remained unchanged since 2007 and Mr. Rice’s had remained unchanged since 2008. At Mr. Wallace’s request, his base salary has remained the same since 2006.

Mr. Perry received a base salary increase in 2011 in recognition of his continued success and exceptional performance as CFO and his efforts in maintaining a high level of liquidity for the Company as it seeks opportunities for growth. Messrs. Menzies and McWhirter received increases to their base salaries in recognition of their leadership and expertise and the successful performance of their respective businesses in the face of significant economic uncertainty. Mr. Rice’s base salary was increased to recognize his expertise in meeting the demands of litigation and complex contractual and regulatory activities and to account for the assumption of responsibility for the human resources function.

Taking these factors into account, 2011 base salaries for the named executive officers were established as set forth in Table 3, which reflects the comparison of the 2011 base salaries for the Company’s named executive officers to the base salaries from the relevant published survey sources. The compensation adjustments for base salary made for 2011 positioned the named executive officers with respect to the 50th percentile as follows: Mr. Wallace no change at his request; Mr. Perry from -31.6% to -26.4%; Mr. Menzies from +18.3% to + 22.9%; Mr. McWhirter from -3.3% to +2.4%; and Mr. Rice from -7.2% to +1.7%. Mr. Perry’s base salary was below the general 50th to 75th percentile target range as he was relatively new in his role. Mr. Menzies’ base salary was slightly above this targeted range as he is a seasoned executive with seniority in his role and has extensive work experience in similar roles prior to joining the Company. Mr. Wallace’s base salary has remained below the targeted range based on his requests over the past several years.

Table 3: Base Salary

Table 3: The bars reflect base pay for 2011 as compared to the 25th, 50th, and 75th market data percentiles from the surveys. The percentages shown in the table are calculated using the following formula: 2011 base salary divided by market base salary dollar amount for the 25th, 50th, and 75th percentiles.

2012 Base Salary

Mr. Wallace evaluated each of the named executive officers with respect to individual performance, responsibilities, motivation to drive results, internal compensation equity, and market comparisons. Based on the HR Committee’s review of compensation factors and Mr. Wallace’s recommendations, the 2012 base salaries were established. At Mr. Wallace’s request, his base salary was unchanged. The 2012 base salary for each named executive officer is as follows: Mr. Wallace $950,000; Mr. Perry $425,000; Mr. Menzies $556,000; Mr. McWhirter $480,000; and Mr. Rice $416,000. Mr. Perry received a base salary increase in 2012 in recognition of his continued success and exceptional performance as CFO, and his efforts in managing the Company’s balance sheet and high liquidity while the Company experienced cyclical growth. Messrs. Menzies and McWhirter received base salary increases for 2012 to recognize the strong revenue and operating performance in their respective businesses. Mr. Rice received a 2012 base salary increase for his high-quality job performance and the successful integration of additional executive leadership responsibilities for the human resources function.

Executive Perquisite Allowance

The Executive Perquisite Allowance replaces traditional benefits for executives such as club memberships, automobile allowances, and fees and expenses incurred in financial planning and income tax preparation. The Company believes that payment of this allowance serves as part of a competitive compensation program and enhances the named executive officers’ ability to conduct the Company’s business. Each named executive officer is required to use $6,000 of the amount received under the Executive Perquisite Allowance to maintain a four-door sedan, Company-approved levels of automobile insurance and other maintenance, and to forego expense reimbursement for the first 10,000 business miles annually. In 2011, the Company did not reimburse any named executive officer for mileage in excess of 10,000 miles.

The amount of the Executive Perquisite Allowance each year is a specified percentage of base salary. The percentage is performance-related and is determined annually by the HR Committee. In establishing the percentage, the HR Committee reviews and considers the Company’s performance in the past year and the business plan for the coming year. The HR Committee may increase the Executive Perquisite Allowance when it believes the Company is in a period of year-to-year sustained growth or increased earnings. For 2011, the HR Committee approved maintaining the Executive Perquisite Allowance at 7.5% of base salary based on the Company’s 2010 earnings. Based on the Company’s 2011 earnings and the expectation of strong growth in 2012, the HR Committee approved increasing the 2012 Executive Perquisite Allowance to 10% of base salary.

Additional information on the value of perquisites offered to each named executive officer in 2011 can be found in the footnotes and narrative disclosure pertaining to the “Summary Compensation Table.”

Incentive Compensation Overview

In establishing short-term (annual) and long-term incentive compensation programs and respective performance levels, the HR Committee follows a consistent process and philosophy, and takes into account the overall business environment facing the Company. The HR Committee believes that incentive compensation should drive improvement in areas that are key to the Company’s performance, and that performance levels for this compensation should be appropriately difficult to achieve. All members of management and other key employees, including the named executive officers, participate in the Company’s incentive compensation programs and have the same performance levels, which fosters collaboration between the participants across the Company’s business groups.

Once the HR Committee has established performance levels for incentive compensation, it receives regular updates throughout the year regarding the Company’s progress with respect to the performance levels and potential payouts under the incentive compensation programs. The HR Committee also continually assesses whether it believes the programs are producing the desired results. At the end of each year, the HR Committee reviews the results of the programs and further assesses the programs’ effectiveness over the preceding year. This review forms the foundation for the incentive compensation programs for the coming year.

Annual Incentive Compensation

The Annual Incentive Compensation Program (referred to as “AIP”) is an integral component of the Company’s total target compensation program. The AIP is designed to link executive decision-making and performance with the Company’s annual goals, reinforce these goals, and ensure the highest level of accountability for the success of the Company as a whole. The AIP provides significant motivation for the named executive officers to achieve the performance goals pre-established by the HR Committee. In 2011, this program comprised approximately 20% of a named executive officer’s total target compensation.

The HR Committee establishes threshold, target, and maximum financial performance levels for potential annual incentive compensation. The HR Committee believes that each of these levels should represent improvement in the selected areas emphasized and should require an appropriate amount of effort to achieve. The HR Committee believes that (i) the threshold performance level should require a level of achievement appropriate for earning initial amounts of annual incentive compensation, (ii) the target performance level should represent a considerable but reasonable level of performance improvement, and (iii) the maximum performance level should represent an aggressive level of performance improvement that will be highly difficult to achieve. For calculation purposes, program participants become eligible to receive performance-based annual incentive compensation when the threshold performance level is met. For Company performance falling between the specified performance levels, the amount of annual incentive compensation earned is prorated.

The HR Committee may adjust, from year to year, the performance metrics, performance levels, or other elements of the AIP with the objective of assuring management’s focus on appropriate performance metrics. The HR Committee also may choose to: (i) modify or discontinue the AIP at any time, overall or as to any one or more named executive officers, including non-payment or partial payment of incentive compensation or granting equity in lieu of cash compensation, with or without notice; (ii) modify an executive’s AIP percentages if an executive’s responsibilities change significantly; (iii) reduce a named executive officer’s annual incentive compensation on a discretionary basis for failing to meet job performance expectations; (iv) recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements; or (v) remove individuals from the AIP at any time. The HR Committee may remove any extraordinary, unusual, or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.

2011 Annual Incentive Compensation

In performing its annual assessment of the Company’s incentive compensation programs, the HR Committee determined that the 2010 AIP was highly effective in focusing executive attention on earnings per share (“EPS”). The HR Committee believed that continuing to emphasize EPS was important as the Company began to recover from the significant business downturn and a corresponding decrease in EPS. Accordingly, the HR Committee approved EPS as the exclusive performance metric for the Company’s 2011 AIP. Consistent with the HR Committee’s philosophy, during 2011, the AIP utilized the same performance levels and EPS metric for all participants.

In establishing 2011 annual incentive compensation targets for the named executive officers, the HR Committee considered responsibilities, motivation to drive results, internal compensation equity, market comparisons, and Mr. Wallace’s recommendations. The HR Committee determined it is appropriate for the named executive officers, excluding the CEO, to have the same percentage of annual incentive compensation potential since they share responsibility for the Company’s achievement of its goals. As a result of (i) the position of his compensation as compared to market, (ii) his request that his base salary not be increased, and (iii) the HR Committee’s desire to recognize his performance, Mr. Wallace’s 2011 annual incentive compensation target was adjusted from 90% to 100% of his base salary. To recognize comparable levels of responsibility and to achieve internal compensation equity with respect to the AIP, the annual incentive compensation targets of the remaining named executive officers were adjusted to a common target of 75% of their respective base salaries. Mr. Wallace’s potential annual incentive compensation is greater since he has ultimate responsibility for the overall success of the Company.

Table 4 reflects the 2011 target annual incentive compensation for the Company’s named executive officers as compared to the target annual incentive compensation from the relevant published survey sources. The compensation adjustments for annual incentive compensation targets positioned the named executive officers with respect to the 50th percentile as follows: Mr. Wallace from -24% to -15.5%; Mr. Perry from -41.4% to

-21.1%; Mr. Menzies from +1.4% to +31.6%; Mr. McWhirter from +3.6% to +9.7%; and Mr. Rice from -24.0% to +25.0%. Mr. Perry’s annual incentive compensation target was below the 50th to 75th percentile target range as he was relatively new in his role. Mr. Menzies’ annual incentive compensation target was above this targeted range as he is a seasoned executive with seniority in his role and has extensive work experience in similar roles outside the Company. Mr. Rice’s annual incentive compensation target was above the targeted range as he is a seasoned executive with seniority in his role and has taken on additional responsibility for the human resources function. Mr. Wallace’s annual incentive compensation target was below the targeted range given his requests over the past several years to limit his compensation.

Table 4: Target Annual Incentive Compensation

Table 4: The bars reflect target annual incentive compensation for 2011 as compared to the 25th, 50th and 75th survey market data percentiles. The percentages shown in the table are calculated using the following formula: 2011 target incentive compensation divided by market target incentive compensation dollar amount for the 25th, 50th and 75th percentiles.

2011 Annual Incentive Compensation Performance Levels and Payouts

As noted above, in 2011, the Company’s AIP was designed to focus participants on a common financial goal, EPS. During periods in which the Company anticipates strong growth in revenues and earnings, the HR Committee believes it appropriate to establish performance metrics reflective of such growth. In accordance with this principle, and given the anticipated recovery as the Company emerged from a deep decline in revenues and earnings, the HR Committee established the 2011 AIP performance levels as follows: (i) threshold at $0.90 of EPS, representing an achievable 6% growth in EPS over the prior year; (ii) target at $1.20 of EPS, representing a considerable but reasonable 40% growth in EPS over the prior year; and (iii) maximum at $1.50 of EPS, representing an aggressive 75% growth in EPS over the prior year.

Table 5 reflects annual incentive compensation payouts as a percent of base salary for attainment of these performance metrics:

Table 5: 2011 Annual Incentive Program

2011 Annual Incentive Program Metrics
Financial Metric	Threshold	Target	Maximum
Earnings Per Share (EPS)	$0.90	$1.20	$1.50

Named Executive Officer Potential Annual Incentive Compensation Payout as a % of Base Salary
CEO	40%	100%	200%
All other Named Executive Officers	30%	75%	150%

Participants’ percentage payouts were set at 20%, 50%, and 100% of their respective maximum annual incentive pay for threshold, target, and maximum performance, respectively. The Company’s reported EPS in 2011 was $1.77, which included EPS of $0.12 that was attributable to the gain from flood insurance proceeds, net of deductibles. The HR Committee exercised its discretion to remove this non-recurring item of income for purposes of calculating incentive compensation. With the removal of this item, the Company’s EPS was $1.65, which exceeded the maximum EPS performance level of $1.50. Accordingly, the named executive officers received their respective maximum annual incentive compensation amounts. The 2011 annual incentive compensation amounts paid to each named executive officer were as follows: Mr. Wallace $1,900,000; Mr. Perry $525,000; Mr. Menzies $810,000; Mr. McWhirter $675,000; and Mr. Rice $600,000. In addition, Messrs. Perry and McWhirter were each awarded additional special cash bonuses of $50,000 in March 2011 in recognition of their added responsibilities in 2010 and the quality of their job performance throughout 2010.

The HR Committee was pleased with the Company’s growth and financial performance in 2011, and believed that the 2011 AIP performed well by motivating the program participants to grow the Company’s earnings.

Setting 2012 Annual Incentive Compensation Performance Levels

At its meetings throughout 2011, the HR Committee received regular updates on the financial performance of the Company and the related potential payouts to the named executive officers, and monitored the degree of difficulty in achieving the various performance levels. At the end of 2011, the HR Committee reviewed the Company’s performance and was pleased with the results. The Company achieved 2011 EPS of $1.65 (as calculated above for annual incentive compensation purposes), representing growth of 94% over 2010 EPS. The HR Committee determined that continued focus on EPS growth was desirable and therefore again established EPS as the exclusive performance metric for the 2012 AIP.

For 2012, the Company anticipates continued earnings growth over 2011, and the HR Committee again established performance levels reflective of such growth. The HR Committee established the 2012 AIP performance levels as follows: (i) threshold at $2.00 of EPS, representing an achievable 21% growth in EPS over the prior year; (ii) target at $2.45 of EPS, representing a considerable but reasonable 49% growth in EPS over the prior year; and (iii) maximum at $2.80 of EPS, representing an aggressive growth of 70% over the prior year. The HR Committee believes these levels reflect appropriate motivation and reward for potential EPS growth in 2012.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and should, therefore, not be considered as statements of the Company’s expectations or estimates.

2012 Annual Incentive Compensation Targets

In performing its annual assessment of the Company’s incentive compensation programs, the HR Committee determined that the annual incentive compensation payout percentages established in 2011 provided the desired motivation for the named executive officers. Accordingly, for 2012 there are no changes to the annual incentive compensation payout percentages for the named executive officers. For 2012, Mr. Wallace’s annual incentive compensation target will remain at 100% of his base salary. The 2012 annual incentive compensation targets for each of the other named executive officers will remain at 75% of their respective base salaries. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

Long-Term Incentive Compensation

Long-term incentive compensation (referred to as “LTI”) is a key part of the total target compensation for executives and is provided through the stockholder-approved stock option and incentive plan. The overarching purpose of LTI is to align executives’ interests with those of the Company’s stockholders and encourage executives to look beyond the annual planning horizon for ways to improve the Company’s earnings and returns over the longer term through a variety of strategic and operational initiatives.

The LTI program accomplishes this purpose by linking incentives to long-term improvements for the Company. Each year, management reviews the Company’s strategic objectives with the Board of Directors and prepares a multi-year assessment of the business environment and the Company’s outlook. The HR Committee uses this information as a guide when establishing the target level performance goals for the performance-based LTI compensation program.

The LTI program consists of two components: performance-based awards, which are earned based on achievement of pre-established performance levels, and retention-based awards, which vest over a period of time. The named executive officers and other senior executives are eligible to participate in both the performance-based and retention-based components of the program. Other members of management and key employees participate only in the retention-based component.

As with the AIP, the HR Committee establishes threshold, target, and maximum financial performance levels to determine potential performance-based LTI. The HR Committee believes that each of these levels should be appropriately difficult to achieve and reflect the Company’s multi-year business environment and outlook. The HR Committee believes that (i) the threshold performance level should require a level of achievement appropriate for earning initial amounts of LTI, (ii) the target performance level should represent a considerable but reasonable level of performance improvement, and (iii) the maximum performance level should represent an aggressive level of performance improvement that will be highly difficult to achieve. For calculation purposes, the named executive officers become eligible to receive performance-based LTI when the threshold performance level is met. For Company performance falling between the specified performance levels, the amount of LTI awarded is prorated.

The HR Committee establishes a target level of long-term incentive compensation (the “target LTI”) value for the named executive officers. This value is calculated as a percentage of each named executive officer’s base salary. The target LTI represents the amount of compensation that will be used to calculate the named executive officer’s respective LTI. The target LTI amount is converted into equity awards at the time of grant based on a stock price calculation. Due to the cyclical nature of the Company’s business and the related impact on its stock price, the HR Committee directed management to use the trailing one-year average stock price to determine the number of shares or stock units in a participant’s grant.

A named executive officer’s target LTI grant can be composed of three types of long-term incentives: (i) performance-based restricted stock or stock units; (ii) retention-based restricted stock or stock units; and (iii) stock options. The HR Committee establishes guidelines for the ratio that it expects to award through restricted stock, stock units, or stock options. For 2011 grants, 75% of the named executive officers’ target LTI was allocated to performance-based restricted stock or stock units and 25% was allocated to retention-based restricted stock or stock units. For 2012 grants related to the 2010-2011 performance period, this allocation remained the same. For grants related to the 2012-2014 performance period, 100% of their target LTI will be allocated to performance-based restricted stock units. The HR Committee is making this change to more closely align LTI with the Company’s performance. The HR Committee may continue to make retention-based awards to named executive officers if it determines that such awards will be helpful in retaining the officers. In making this determination, the HR Committee will consider a number of factors, including the amount of retention-based awards already made to the officers, the officers’ tenure with the Company, and the officers’ performance in their respective roles.

2011 Long-Term Incentive Compensation Targets

In establishing 2011 target LTI for the named executive officers, the HR Committee considered responsibilities, motivation to drive results, internal compensation equity, market comparisons, and Mr. Wallace’s recommendations. The HR Committee determined it is appropriate for the named executive officers, excluding the CEO, to have the same percentage of LTI at risk since they share responsibility for the Company’s achievement of its goals. To recognize comparable levels of responsibility and to achieve internal compensation equity with respect to the LTI program, the target LTI of the named executive officers, excluding the CEO, was adjusted to a common target of 175% of their respective base salaries. As a result of (i) the position of his compensation as compared to market, (ii) his request that his base salary not be increased, and (iii) the HR Committee’s desire to recognize his performance, Mr. Wallace’s target LTI was adjusted from 300% to 325% of his base salary. Mr. Wallace’s potential LTI is greater since he has ultimate responsibility for the overall success of the Company.

Table 6 reflects the 2011 target LTI for the Company’s named executive officers as compared to the target LTI from the relevant published survey sources. The compensation adjustments for target LTI positioned the named executive officers with respect to the 50th percentile as follows: Mr. Wallace from -21.9% to -7.8%; Mr. Perry -56.2 to -24.9%; Mr. Menzies from +1.4% to +22.8%; Mr. McWhirter from -17.2% to +2.3%; and Mr. Rice from -26.2% to +41.6%. Mr. Perry’s target LTI was below the 50th to 75th percentile target range as he was relatively new in his role. Mr. Wallace’s target LTI was below the targeted range given his requests over the past several years to limit his compensation.

Table 6: Target Long-Term Incentive Compensation

Table 6: The bars reflect 2011 target LTI as compared to the 25th, 50th, and 75th survey market data percentiles. The percentages shown in the table are calculated using the following formula: 2011 target LTI divided by market target LTI dollar amount for the 25th, 50th, and 75th percentiles.

2012 Long-Term Incentive Compensation Targets

In performing its annual assessment of the Company’s incentive compensation programs, the HR Committee determined that the target LTI payout percentages established in 2011 were providing the desired motivation for the named executive officers. Accordingly, for 2012 there are no changes to the target LTI for the named executive officers. For 2012, Mr. Wallace’s target LTI compensation will remain at 325% of his base salary. The 2012 target LTI for each of the other named executive officers will remain at 175% of their respective base salaries. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

Long-Term Incentive Compensation Programs

Beginning in 2006, the HR Committee implemented a long-term incentive program that grants performance-based restricted stock, following performance periods of two or three years (the “P.B. Restricted Stock Program”). The Company’s performance during the performance periods is used to determine the size of the grant for each participant in the P.B. Restricted Stock Program. Under this program, following the conclusion of the performance periods, if the performance goals are achieved, the HR Committee grants to each program participant the corresponding amount of restricted stock, which then vests over a specified period of time. The design of the P.B. Restricted Stock Program has resulted in grants that ultimately vest five to seven years after the relevant performance period began.

In 2010, the Compensation Consultant recommended to the HR Committee, and the HR Committee initiated the transition to, a new type of performance-based restricted stock unit program (the “P.B. Unit Program”). The

P.B. Unit Program, which began in 2011, is more widely used by the Company’s peer group. The P.B. Unit Program is designed to increase the visibility of the long-term incentive performance goals for the program’s participants, align their efforts toward achieving these goals, more closely match the Company’s expense related to the program with the performance period, and reinforce pay for performance linkage through settlement of awards immediately following the end of the relevant performance period.

The P.B. Unit Program is designed to accomplish these goals by granting performance-based restricted stock units at pre-established target levels at the beginning of a three-year performance period. The Company’s attainment of the performance goals during the performance period determines the number of units that are ultimately earned and converted into shares of Common Stock at the end of the performance period.

As a result of transitioning to this new approach in 2011, a short-term overlap exists between the pre-existing P.B. Restricted Stock Program and the newer P.B. Unit Program. The HR Committee determined it would be better to phase in the new P.B. Unit Program over the next three years rather than cancelling the pre-existing P.B. Restricted Stock Program.

P.B. Restricted Stock Program Grants in 2011

For the three-year performance period beginning in 2008 and ending in 2010, the Company did not achieve the P.B. Restricted Stock Program threshold levels. As a result, the HR Committee did not make any performance-based restricted stock grants in 2011 for the 2008-2010 performance period.

P.B. Unit Program Grants in 2011

In 2011, the named executive officers were granted 75% of their respective target LTI compensation as performance-based restricted stock units under the P.B. Unit Program. These units are non-voting and do not pay dividends. At the end of the applicable performance period, the named executive officers can earn from 30% of the target grant at the threshold level up to 200% of the target grant at the maximum level. If the Company achieves target level EPS, the named executive officers will retain 100% of their grant under the P.B. Unit Program. The named executive officers will earn 0% of the target grant if the Company does not achieve the threshold level EPS. For Company performance falling between the performance levels, the amount of LTI awarded will be prorated. The same approach will be used for 2012 grants under the P.B. Unit Program. See the “Grants of Plan-Based Awards Table” for the specific number of units granted to each named executive officer in 2011 under the P.B. Unit Program.

Retention-Based Restricted Stock Grants in 2011

Retention-based restricted stock is also an important part of LTI compensation. The HR Committee awards retention-based restricted stock as a way of facilitating retention, motivating recipients to drive results, and rewarding recipients’ performance. Such awards also help maintain appropriate compensation balance among executives, given their respective roles and responsibilities.

For 2011, after a review of the named executive officers’ contributions to the long-term value of the Company and the financial performance of the Company for the prior year, and based on Mr. Wallace’s recommendation, the HR Committee awarded Messrs. Perry, Menzies, McWhirter, and Rice 5,000 shares of retention-based restricted stock. These retention-based restricted stock grants vest on May 15, 2016. Recipients of retention-based restricted stock are entitled to dividends and to vote the shares during the restricted period. At his request, Mr. Wallace did not receive any retention-based restricted stock. In addition, the HR Committee approved an additional retention-based grant of 30,000 shares of restricted stock to Mr. Perry in light of his contributions to the long-term value and financial performance of the Company, and to encourage retention by establishing continual vesting over a multi-year period. These shares vest in three equal annual installments beginning on May 15, 2015. In addition, Mr. Perry was awarded 20,000 shares of restricted stock vesting at age 65 to ensure long-term retention. The extended time vesting represents an economical method for the Company to provide an incentive for retention and to supplement retirement.

P.B. Restricted Stock Program Performance Levels for Future Grants

In March 2010, the HR Committee established four performance metrics for the P.B. Restricted Stock Program for the 2010-2011 performance period (grants earned for this period will be made in 2012). During the same meeting, the HR Committee also established performance metrics for the 2010-2012 performance period (grants earned for this period will be made in 2013). The performance metrics the HR Committee established for both periods are (i) cumulative Company return on equity (“ROE”), (ii) cumulative net income, (iii) cumulative revenue from acquisitions or organic growth, and (iv) the Company’s credit rating. Each of these metrics cultivates management concentration on performance improvements linked to long-term stockholder value. Taken together, these metrics compel management to address growth and investment relative to risk and liquidity. The performance levels for all named executive officers with respect to the four metrics are shown in Table 7.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and should, therefore, not be considered as statements of the Company’s expectations or estimates.

Table 7 — Performance Levels for the P.B. Restricted Stock Program

Grant Periods	Return on Equity (30% Weight)			Net Income (30% Weight)			Revenue from Acquisition or Organic Growth (25% Weight)			Credit Rating(1) (15% Weight)
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
2012	5.0%	8.0%	15%	$75 M	$125 M	$200 M	$150 M	$250 M	$400 M	BB	BB+	BBB-
2013	8.0%	12.0%	20%	$150 M	$200 M	$300 M	$250 M	$375 M	$600 M	BB	BB+	BBB-

(1)

Standard & Poor’s ratings are listed for reference purposes. The higher of Standard & Poor’s or Moody’s comparable rating on the last day of the performance period will be used to calculate the actual performance achievement level.

The number of shares a named executive officer is granted is contingent upon achievement of levels, as follows:

•

By achieving the threshold performance level for a performance goal, a named executive officer can earn 35% of the executive’s LTI compensation target for the performance-based component of the LTI grant based on the weighting for the performance goal.

•

By achieving the target performance level for a performance goal, a named executive officer can earn 70% of the executive’s LTI compensation target for the performance-based component of the LTI grant based on the weighting for the performance goal.

•

By exceeding the target performance level for a performance goal for awards in 2012 and 2013, a named executive officer can earn up to 150% and 200%, respectively, of the executive’s LTI compensation target for the performance-based component of the LTI grant.

A named executive officer will not receive LTI unless the threshold performance goal is met or surpassed. The actual amount of performance-based LTI compensation awarded is proportionate to the performance achieved between threshold level and maximum level.

For the 2010-2011 performance period, the Company had cumulative ROE of 11.8%, total net income of $209.6 million, total revenue from acquisitions and organic growth of $190.9 million and a credit rating of BB+. This results in a forecasted payout of 67.9% of maximum in 2012 under the P.B. Restricted Stock Program. The actual number of shares will be based on the one-year average stock price for the period ended March 31, 2012. These shares will vest in three equal annual installments beginning on May 15, 2013.

P.B. Unit Program Performance Levels for Ongoing Performance Periods

In January 2011, the HR Committee established cumulative EPS as the exclusive performance metric for the P.B. Unit Program for the performance period 2011-2013. The EPS goal was established in light of (i) improving, but still uncertain, economic conditions, (ii) the general expectation for a slow to moderate economic recovery over the next three years and the impact of this recovery on the Company’s businesses over such time frame, and (iii) the desire of the Company to focus its executives on improving earnings. The threshold level represents an achievable 8% annual increase in growth in earnings over 2010, the target level represents a considerable but reasonable 25% annual increase in earnings over 2010, and the maximum level represents an aggressive 50% annual increase in earnings over 2010. The HR Committee also took into consideration that the overlapping P.B. Restricted Stock Program, which is focused on growth, maintaining or improving the Company’s equity position, improving return on equity, and maintaining or improving the Company’s credit rating, could also pay out during 2012 and 2013.

At its meetings throughout 2011, the HR Committee received regular updates on the performance of the Company with respect to the performance levels for the 2011 P.B. Unit Program. At the end of 2011, the HR Committee reviewed the progress to-date under the 2011 P.B. Unit Program and was pleased with the results. The HR Committee determined that continued focus on EPS growth was desirable and therefore again established EPS as the exclusive performance metric for the period 2012-2014. The threshold level represents an achievable 14% annual increase in growth in earnings over 2011, the target level represents a considerable but reasonable 22% annual increase in earnings over 2011 and the maximum level represents an aggressive 33% annual increase in earnings over 2011. The HR Committee also took into consideration that the overlapping P.B. Restricted Stock Program, which is focused on growth, maintaining or improving the Company’s equity position, improving return on equity, and maintaining or improving the Company’s credit rating, could also pay out during 2012 and 2013.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and, therefore, should not be considered as statements of the Company’s expectations or estimates.

Table 8— Performance Levels for P.B. Unit Program

Cumulative Measurement Period	EPS Threshold	EPS Target	EPS Maximum
2011 - 2013	$ 3.00	$ 4.00	$ 6.00
2012 - 2014	$ 6.50	$ 7.50	$ 9.00

Post-employment Benefits

The Company’s retirement, savings, and deferred compensation plans are designed to provide some assurance that executives are financially prepared to transition from active employment. The HR Committee believes that these plans assist in recruiting and retaining senior executives. Each of the plans is discussed in the “Compensation of Executives” section of this proxy statement. The Company’s retirement, savings, deferred compensation, and transition compensation plans consist of the following:

•

Trinity Industries, Inc. Standard Pension Plan (the “Standard Pension Plan”) — a funded, tax qualified, non-contributory defined benefit pension plan that covers certain of the Company’s employees, including the named executive officers. Earnings are capped by the Internal Revenue Code (the “Code”) for those defined as “highly compensated employees.”

On February 13, 2009, the Board amended the Standard Pension Plan to reduce future pension costs. Under this Amendment, effective March 31, 2009, all future benefit accruals under the Standard Pension Plan automatically ceased for all participants, and the accrued benefits under the Standard

Pension Plan were determined and frozen as of that date. The amendment to the Standard Pension Plan did not affect other benefits earned by participants prior to March 31, 2009. No new participants have been added to the Standard Pension Plan since it was frozen.

•

Trinity Industries, Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”) — a non-qualified plan that provides annual retirement benefits that are not provided under the Standard Pension Plan because of Code limitations. Several years ago the Board of Directors made the decision to discontinue adding executives to this plan. Mr. Wallace was a participant at the time and was grandfathered. As a result, Mr. Wallace is the only current employee who participates in the Supplemental Retirement Plan. In addition to Mr. Wallace, certain retired employees, or their spouses, participate in the Supplemental Retirement Plan. On February 13, 2009, the Board amended the Supplemental Retirement Plan to reduce future retirement plan costs. This amendment provided that all future benefit accruals under the Supplemental Retirement Plan automatically ceased effective March 31, 2009 and the accrued benefits under the Supplemental Retirement Plan were determined and frozen as of that date, including Mr. Wallace’s benefits.

•

Trinity Industries, Inc. Profit Sharing 401(k) Plan (the “401(k) Plan”) — a voluntary, tax qualified, defined contribution plan that covers most of the Company’s employees, including the named executive officers, and includes a potential annual Company match for a portion of each employee’s contribution.

On February 13, 2009, the Board, in connection with its decision to freeze the Standard Pension Plan, amended the 401(k) Plan effective with the 2009 Plan year to (i) allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan that provides for potential annual contributions by the Company to the participating employee’s account of up to an additional 3% of an employee’s base pay, subject to the Code limit for 401(k) plans, depending upon years of service (the “Annual Retirement Contribution”) and (ii) require Board approval for the Company to make the 401(k) Company match and the Annual Retirement Contribution.

•

Trinity Industries, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan”) — a supplemental deferred profit sharing plan for highly compensated employees that allows them to defer a portion of their base pay and annual incentive and includes a Company match for a portion of their contribution.

•

2008 Deferred Compensation Plan and Agreement (the “Transition Compensation Plan”) — a plan designed to facilitate a smooth transition when the executive separates from service with the Company. The Transition Compensation Plan is an unfunded long-term plan whereby an amount equal to 10% of a participant’s salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2011 and 2012). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions:

(i)

The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the Chief Executive Officer to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.

(ii)

For one year after separation from service, the participant must be available for consultation regarding the business and financial affairs of the Company, at the Company’s reasonable request and for mutually-agreed upon compensation.

(iii)

For one year after separation from service, the participant may not, directly or indirectly, become or serve as a participant, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the Chief Executive Officer or the Chairman of the HR Committee.

Change in Control Agreements

The Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has entered into a change in control agreement with each of the named executive officers that provides for certain vesting upon a change in control and the payment of certain compensation if the named executive officer’s employment with the Company is terminated under one of the circumstances described in the agreement in connection with a change in control of the Company (as defined in the agreement). The Company considers the compensation that would be payable under the agreement upon termination following a change in control to be appropriate in light of the unique mix of the industries in which it is engaged, the limited number of companies in many of those industries, and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the change in control agreements are considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the HR Committee when making changes in base salary, annual incentive compensation, or long-term incentive compensation. The change in control severance benefits are discussed in the Executive Compensation section under “Potential Payments Upon Termination or Change in Control.” The Company does not have severance agreements with named executive officers other than in connection with the change in control agreements.

Health and Welfare Benefits

The Company-supported medical plan, life insurance, and long-term disability plan, and employee-paid dental, vision, cancer-specific insurance, and optional life insurance are substantially similar for the named executive officers as for all full-time employees.

Compensation-Related Policies and Positions

Internal Equity Regarding CEO Compensation

The HR Committee follows the same processes and methods disclosed herein to establish the compensation for all other named executive officers as it does in recommending to the independent directors the compensation package for Mr. Wallace. As noted previously, his position as Chairman, Chief Executive Officer, and President is compared to other executives in comparable positions in the peer group and surveys previously disclosed in this proxy statement. Since as the Chairman, Chief Executive Officer, and President of the Company, he has a unique and greater set of responsibilities as compared to the other named executive officers, including having the ultimate responsibility for the overall success of the Company, the Board of Directors does not consider his compensation to be comparable to the compensation of the other named executive officers. It is important to note that for several years, Mr. Wallace has told the HR Committee and the Board of Directors he believes he is adequately compensated. In deference to his request, the Board has kept his base salary fixed for the last six years at the current level.

Recoupment on Restatement

The Board of Directors has adopted a Company policy that allows payouts to be recouped under annual and/or long-term incentive plans if the financial statements on which they are based are subsequently required to be restated as a result of errors, omissions, fraud, or other misconduct. The policy provides discretion to the HR Committee to make such determinations while providing a framework to guide their decisions.

Stock Ownership Guidelines and Anti-Hedging Policy

Stock ownership guidelines have been adopted that require the CEO to maintain ownership of Company Common Stock valued at five times base salary, the other named executive officers at three times base salary, and the Board of Directors at three times annual retainer. Stock ownership is defined as stock owned without restrictions; restricted shares that vest at retirement; shares or share equivalents held in a qualified or non-qualified profit sharing plan; shares or units granted on which restrictions remain; and equivalent shares determined from vested, in-the-money stock options. The named executive officers and the directors are all in compliance with the Company’s stock ownership requirements.

The Company has also adopted a policy prohibiting the named executive officers, members of the Board of Directors, and other members of management from engaging in derivative transactions (including hedging) with respect to the Company’s Common Stock and other securities.

Limitation on Deductibility of Executive Compensation

For a publicly-held corporation, Section 162(m) of the Code limits the federal income tax deduction for the compensation of certain executive officers that exceeds $1 million per year. “Performance-based” compensation is not subject to the limitations on deductibility and the HR Committee strives to structure compensation so as to qualify for deductibility. The HR Committee will continue to monitor future deductibility options. However, the HR Committee may authorize compensation that may not be deductible when it deems doing so to be in the best interest of the Company and its stockholders.

Conclusion

The HR Committee believes the executive compensation programs provide appropriate incentives to each executive officer to strive for the Company’s achievement of outstanding operating results and concurrent preservation of, and improvements to, the Company’s financial condition, thereby clearly aligning each executive’s potential compensation with the long-term interests of stockholders. In summary, the Company’s executive compensation programs contribute to a high-performance culture where executives are expected to deliver results that promote the Company’s position as a premier, multi-industry company.

Human Resources Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources Committee

Ronald J. Gafford, Chairman
Rhys J. Best
Leldon E. Echols
Charles W. Matthews
Diana S. Natalicio
Douglas L. Rock

Compensation of Executives

Summary Compensation Table

The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation programs.

The “Summary Compensation Table” below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2011, 2010, and 2009. The compensation for Mr. Perry for 2009 is not shown because he was not a named executive officer for that year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Timothy R. Wallace Chairman, Chief Executive Officer, and President	2011	$950,000	$—	$3,415,985	$1,900,000	$944,195	$394,656	$7,604,836
	2010	950,000	—	1,973,580	559,170	736,571	280,804	4,500,125
	2009	950,000	—	1,254,400	940,500	735,432	361,428	4,241,760
James E. Perry Senior Vice President and Chief Financial Officer	2011	350,000	50,000	2,347,275	525,000	178	133,576	3,406,029
	2010	296,667	20,000	444,500	101,861	—	65,728	928,756
D. Stephen Menzies Senior Vice President and Group President	2011	540,000	—	1,220,924	810,000	23,007	190,200	2,784,131
	2010	520,000	—	698,500	204,048	16,253	126,105	1,564,906
	2009	520,000	—	504,896	343,200	38,557	188,948	1,595,601
William A. McWhirter Senior Vice President and Group President	2011	450,000	50,000	1,046,682	675,000	42,133	168,206	2,432,021
	2010	425,000	—	698,500	208,463	26,845	119,058	1,477,866
	2009	425,000	—	470,400	350,625	30,066	144,113	1,420,204
S. Theis Rice Senior Vice President, Human Resources and Chief Legal Officer	2011	400,000	—	949,861	600,000	43,169	141,479	2,134,509
	2010	365,000	—	304,800	104,436	35,429	83,494	893,159
	2009	365,000	—	285,376	175,656	37,320	99,741	963,093

(1)

For Messrs. Wallace, Perry, McWhirter, and Rice, $30,638; $11,287; $14,513; and $4,300, respectively, of the above amount was deferred pursuant to the Supplemental Plan and also is reported in the “Nonqualified Deferred Compensation Table.”

(2)

Messrs. Perry and McWhirter each received a bonus in March 2011 of $50,000 in recognition of their added responsibilities and the quality of their job performance during the time they held their positions.

(3)

Equity awards are the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Annual Report on Form 10-K for the year-ended December 31, 2011.

(4)

Non-equity incentive plan compensation represents cash awards earned (i) during 2011 under the 2011 Annual Incentive Program based on goal achievements, (ii) during 2010 under the 2010 Annual Incentive Program based on goal achievements and (iii) during 2009 under the 2009 Annual Incentive Program based on goal achievements. For 2011, for Mr. Wallace $57,000 and Mr. Perry $15,750 of the above amount was deferred pursuant to the Supplemental Plan and is also reported in the “Nonqualified Deferred Compensation Table.”

(5)

This column represents both changes in pension value for the named executive officers, as well as above market earnings on deferred compensation. For Mr. Wallace for 2011, $932,000 of this column represents the aggregate change in pension values during the 2011 fiscal year under the Standard Pension Plan and the

Supplemental Retirement Plan, and $12,195 represents Mr. Wallace’s above market earnings on nonqualified deferred compensation under the Company’s Transition Compensation Plan. For 2011 for Messrs. Menzies, McWhirter, and Rice, the change in pension values was $18,000; $38,000; and $42,000, respectively, under the Standard Pension Plan and the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $5,007; $4,133; and $1,169, respectively and $178 for Mr. Perry. For 2010 for Mr. Wallace, $731,000 of this column represents the aggregate change in pension values during 2010 fiscal year under the Standard Pension Plan and the Supplemental Retirement Plan, and $5,571 represents Mr. Wallace’s above market earnings on nonqualified deferred compensation under the Company’s Transition Compensation Plan. For 2010 for Messrs. Menzies, McWhirter, and Rice, the change in pension values was $14,000; $25,000; and $35,000, respectively, under the Standard Pension Plan and the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $2,253; $1,845; and $429, respectively. For Mr. Wallace for 2009, $729,000 of this column represents the aggregate change in pension values during 2009 fiscal year under the Standard Pension Plan and the Supplemental Retirement Plan, and $6,432 represents Mr. Wallace’s above market earnings on nonqualified deferred compensation under the Company’s Transition Compensation Plan. For 2009 for Messrs. Menzies, McWhirter, and Rice, the change in pension values was $36,000; $28,000; and $37,000, respectively, under the Standard Pension Plan and the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $2,557; $2,066; and $320, respectively.

(6)	The following table is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers:

All Other Compensation

Name	Year	Executive Perquisite Allowance (1)	Perquisites and Other Personal Benefits (2)	Company Contributions to Defined Contribution Plans (3)	Transition Compensation Plan (4)	Total All Other Compensation
Timothy R. Wallace	2011	$71,250	$—	$38,406	$285,000	$394,656
	2010	71,250	—	58,637	150,917	280,804
	2009	95,000	—	77,378	189,050	361,428
James E. Perry	2011	26,250	—	19,826	87,500	133,576
	2010	22,250	—	15,916	27,562	65,728
D. Stephen Menzies	2011	40,500	—	14,700	135,000	190,200
	2010	39,000	—	14,700	72,405	126,105
	2009	52,000	36,418	14,210	86,320	188,948
William A. McWhirter	2011	33,750	—	21,956	112,500	168,206
	2010	31,875	—	23,837	63,346	119,058
	2009	42,500	—	24,050	77,563	144,113
S. Theis Rice	2011	30,000	—	11,479	100,000	141,479
	2010	27,375	—	9,175	46,944	83,494
	2009	36,500	—	9,175	54,066	99,741

(1)	Represents the amounts payable pursuant to the Executive Perquisite Allowance.

(2)	Amounts for Mr. Menzies in 2009 are for reimbursement of commuting expenses including a gross up for federal taxes and personal use of the Company’s aircraft.

(3)	Represents the Company’s matching amounts and the Additional Retirement Contribution under the Company’s 401(k) Plan for 2011 for Messrs. Wallace $14,700; Perry $12,654; Menzies $14,700;

McWhirter $14,700; and Rice $9,329 and under the Company’s Supplemental Plan for 2011 for Messrs. Wallace $23,706; Perry $7,172; McWhirter $7,256; and Rice $2,150.

(4)

Represents an amount equal to 10% of the salaries and annual incentive compensation set aside pursuant to the Transition Compensation Plan. These amounts also are included in the “Nonqualified Deferred Compensation Table.” Each named executive officer participates in the Transition Compensation Plan which is an unfunded long term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2011). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions:

(i)

The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the Chief Executive Officer to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.

(ii)

For one year after separation from service, the participant must be available for consultation regarding the business and financial affairs of the Company, at the Company’s reasonable request and for mutually-agreed upon compensation.

(iii)

For one year after separation from service, the participant may not, directly or indirectly, become or serve as a participant, employee, owner or partner of any business which competes in a material manner with the Company, without prior written consent of the Chief Executive Officer or the Chairman of the HR Committee.

Grants of Plan-Based Awards

The following table summarizes the 2011 grants of equity and non-equity plan-based awards for the named executive officers and the 2012 grants of non-equity plan-based awards for the named executive officers.

Grants of Plan-Based Awards Table

		Estimated Possible Payouts and Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target(3) (#)	Maximum (#)
Timothy R. Wallace
2011 Annual Incentive Plan		$380,000	$950,000	$1,900,000
2011 Equity Awards	05/02/11				29,213	97,377	194,754		$3,415,985
2012 Annual Incentive Plan		380,000	950,000	1,900,000
James E. Perry
2011 Annual Incentive Plan		105,000	262,500	525,000
2011 Equity Awards	03/02/11							20,000	600,800
2011 Equity Awards	05/02/11				5,795	19,318	38,636	5,000	853,075
2011 Equity Awards	12/07/11							30,000	893,400
2012 Annual Incentive Plan		127,500	318,750	637,500
D. Stephen Menzies
2011 Annual Incentive Plan		162,000	405,000	810,000
2011 Equity Awards	05/02/11				8,941	29,804	59,608	5,000	1,220,924
2012 Annual Incentive Plan		166,800	417,000	834,000
William A. McWhirter
2011 Annual Incentive Plan		135,000	337,500	675,000
2011 Equity Awards	05/02/11				7,451	24,837	49,674	5,000	1,046,682
2012 Annual Incentive Plan		144,000	360,000	720,000
S. Theis Rice
2011 Annual Incentive Plan		120,000	300,000	600,000
2011 Equity Awards	05/02/11				6,623	22,077	44,154	5,000	949,861
2012 Annual Incentive Plan		124,800	312,000	624,000

(1)	The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.

(2)

Represents the potential amounts payable in 2012 under the 2011 Annual Incentive Program for attainment of performance goals and potential amounts payable in 2013 under the 2012 Annual Incentive Program for attainment of performance goals.

(3)

For 2011 equity awards, represents the number of performance-based restricted stock units that were awarded in May 2011 to each of the named executive officers as performance-based awards based on financial performance for 2011 through 2013. These units are earned and vest as discussed below.

(4)	The restricted stock granted in May 2011 to Messrs. Perry, Menzies, McWhirter, and Rice was granted as retention-based awards and vests as described below.

(5)	The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

The stock awards described in the “Summary Compensation Table” are the dollar amounts of the grant date fair value of the awards calculated in accordance with ASC Topic 718.

The equity awards granted in May 2011 to the named executive officers, other than Mr. Wallace (whose grant was solely of performance-based restricted stock units), were grants of (i) performance-based restricted stock units and (ii) retention-based restricted stock, all granted pursuant to the Amended and Restated 2004 Stock Option and Incentive Plan.

The performance-based restricted stock unit awards were made at the target amount for each named executive officer, based on the Company’s 2011 – 2013 financial performance target of $4.00 EPS. Recipients of the performance-based restricted stock units will not earn any such units unless the Company achieves threshold performance level of cumulative $3.00 EPS for the performance period. Recipients may earn the following percentages of the target grant amount: (i) 30% of the target grant for threshold performance ($3.00 cumulative EPS); (ii) 100% of the target grant for target performance ($4.00 cumulative EPS); and (iii) 200% of the target grant for maximum performance ($6.00 cumulative EPS). For performance falling between the specified levels, the amount of units earned will be interpolated accordingly. During the performance period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.

Each performance-based restricted stock unit earned will convert into one share of Common Stock and vest on May 15, 2014. In the event of death or disability occurring prior to the third anniversary of the date of grant, the performance metrics will be assumed to have been met at target, with the actual number of shares to be awarded determined by multiplying the target grant by a fraction, the numerator of which is the number of days since the date of grant to the date of death or disability and the denominator of which is the number of days in the full performance period. In the event of a change of control of the Company, the performance metrics will be assumed to have been met at target level and the recipients will earn the target grant of units. In the event of retirement or termination without cause prior to the third anniversary of the date of grant, the number of performance-based restricted stock units earned will be based on the level of achievement for the entire performance period, multiplied by a fraction, the numerator of which is the number of days from the date of grant to the date of retirement or termination without cause, and the denominator of which is the number of days in the full performance period. However, in the event of such a retirement or termination without cause, all units earned (and shares payable with respect thereto) are subject to forfeiture, at the discretion of the HR Committee, if the recipient of the grant is affiliated in certain respects with a competitor, customer, or supplier of the Company.

The retention-based restricted stock awarded in May 2011 vests on May 15, 2016. The award of retention-based restricted stock made to Mr. Perry in March 2011 vests at age 65. The award of retention-based restricted stock made to Mr. Perry in December 2011 vests in three equal annual installments beginning May 15, 2015. All awards granted in 2011 vest earlier upon death, disability, or a change in control or consent of the HR Committee after three years from the date of grant. The awards are forfeited if termination of employment occurs prior to vesting. The recipients of the retention-based restricted stock are entitled to dividends and to vote the shares of Common Stock during the restricted period. Recipients of performance-based restricted stock units do not receive dividends or vote with respect to the units during the performance period. See the description in “Long Term Incentive Compensation” under “Compensation Discussion and Analysis.”

The non-equity incentive plan awards for 2011 to the named executive officers were based on Company EPS of $1.65, reflecting an adjustment by the HR Committee to remove the effects of a gain from insurance proceeds net of insurance deductibles.

The estimates for future payouts under the 2012 Annual Incentive Program represent potential payments of annual incentive compensation for 2012. The HR Committee established the annual incentive performance goals for 2012 based on earnings per share. To achieve target, the Company must earn EPS of $2.45 for 2012. See “Setting 2012 Annual Incentive Compensation Performance Levels” under “Compensation Discussion and Analysis” above for a description of the goals.

The Company has an Executive Perquisite Allowance that in 2011 provided to the named executive officers an allowance of 7.5% of base salary in lieu of providing traditional benefits for executives such as club memberships, automobile allowances, and fees and expenses incurred in financial planning and income tax preparation. Other than being required to use $6,000 of the perquisite allowance to maintain a four-door sedan, including insurance and other maintenance, and to forego reimbursement for the first 10,000 business miles annually, the perquisite allowance is to be used at the discretion of the executive for perquisite type expenses. It is intended that the perquisite allowance will eliminate charges to the Company for personal benefits for the executives that are not provided to Company employees generally other than occasional de minimis items such as the use of Company tickets to entertainment events or expenses related to spousal travel. The perquisite allowance is not intended to cover personal use of the Company’s aircraft or commuting or relocation expenses. For security purposes, the Board requires the CEO to use the Company aircraft for personal travel to the extent possible, and the value attributed to such personal use is calculated using the aggregate incremental cost method. Incremental costs include the cost of fuel, catering, landing fees, flight crew expenses, “dead head” costs of flying aircraft to and from locations for personal use, and the dollar value of the lost tax deductions for expenses that exceed the amounts reported as income for the named executive officers. Other named executive officers may have periodic personal use of the Company aircraft. During 2011, Mr. Wallace and Mr. Perry each had personal use of Company aircraft for one trip.

The Company has a 401(k) Plan that permits employees to elect to set aside up to 14% of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. Depending upon years of service, the Company may match up to 50% of no more than 6% of the employee’s compensation set aside for this purpose. For employees who participate in the enhancement to the 401(k) Plan, the Company contributes up to an additional 3% of the employee’s base salary (subject to the maximum limit permitted by the Code) depending upon years of service to the account of employees participating in the enhanced portion of the 401(k) Plan as an Annual Retirement Contribution. As a result of the amendment to the Standard Pension Plan adopted on February 13, 2009, the named executive officers’ accrued benefits were frozen and no future benefits will accrue under the Standard Pension Plan. Therefore, commencing with the 401(k) Plan’s 2009 plan year, all of the named executive officers were eligible to participate in the enhanced portion of the 401(k) Plan. Matching contributions under the Supplemental Plan are discussed under “Nonqualified Deferred Compensation.”

The change in pension value for Mr. Wallace is primarily a result of the passage of time and changes in actuarial assumptions.

Base salary, the Executive Perquisite Allowance, and annual incentive compensation in 2011 represented from 27% to 50% of the named executive officers’ total compensation as reflected in the “Summary Compensation Table.”

Outstanding Equity Awards at Year-End

The following table summarizes as of December 31, 2011, for each named executive officer, the number of unexercised options and the number of shares of unvested restricted stock. The market value of the stock awards was based on the closing price of the Common Stock as of December 30, 2011, which was $30.06.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable(1)
Timothy R. Wallace	—	85,000	$16.24	12/10/18	321,227	$9,656,084	(3)	$2,175,975	(3)
	—	—					(4)	1,496,250	(4)
							97,377(5)	3,415,985	(5)
James E. Perry	—	12,500	16.24	12/10/18	97,010	2,916,121	(3)	272,951	(3)
							(4)	187,688	(4)
							19,318(5)	677,675	(5)
D. Stephen Menzies	4,680	—	18.94	05/10/14	96,130	2,889,668	(3)	694,785	(3)
	8,610	—	17.94	05/09/15			(4)	477,750	(4)
	—	45,000	16.24	12/10/18			29,804(5)	1,045,524	(5)
William A. McWhirter	2,778	—	17.94	05/09/15	138,781	4,171,757	(3)	567,853	(3)
	—	40,000	16.24	12/10/18			(4)	390,469	(4)
							24,837(5)	871,282	(5)
S. Theis Rice	—	25,000	16.24	12/10/18	58,058	1,745,223	(3)	348,347	(3)
							(4)	239,531	(4)
							22,077(5)	774,461	(5)

(1)	All unvested stock options vest on May 15, 2012.

(2)	The following table provides the vesting date of unvested stock awards.

Vesting Date	Timothy R. Wallace	James E. Perry	D. Stephen Menzies	William A. McWhirter	S. Theis Rice
05/11/12	33,046	—	12,350	9,000	4,250
05/15/12	73,040	7,420	25,120	22,486	10,313
05/09/13	15,094	1,250	11,500	9,625	5,475
05/15/13	49,240	5,920	17,220	15,820	7,080
05/15/14	31,540	7,920	11,940	11,500	5,040
05/15/15	15,540	13,500	5,500	5,500	2,400
05/15/16	—	15,000	5,000	5,000	5,000
05/15/17	—	10,000	—	—	—
05/15/19	—	3,000	—	—	—
05/15/24	—	3,000	—	—	—
Retirement(a)	103,727	—	7,500	44,850	13,500
Age 65(b)		20,000			5,000
The earlier of age 65 or rule of 80(c)		10,000	—	15,000	—

(a)

Grants of restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.

(b)

Grant of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.

(c)

Grant of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer’s age plus years of vested service equal 80; (iii) death, disability or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

(3)

Represents the actual value of performance-based shares to be awarded in 2012 based upon achievement of financial performance goals for the cumulative performance in 2010-2011. The actual number of shares to be issued in 2012 will be based on the value of the award to be granted in 2012 divided by the one-year average Common Stock price for the period ended March 31, 2012. Vesting of any performance-based shares issued in 2012 will be determined on or prior to the date of issue.

(4)

Represents the target value of performance-based shares that could be awarded in 2013 if target financial performance goals are achieved for the cumulative performance in 2010 — 2012. The actual number of shares to be issued in 2013 will be based on the value of the award to be granted in 2013 divided by the one-year average Common Stock price for the period ended March 31, 2013. Vesting of any performance-based shares issued in 2013 will be determined on or prior to the date of issue.

(5)

Represents the target number or value, as applicable, of performance-based restricted stock units that could be earned if target financial performance goals are achieved. The actual number of shares to be issued in 2014 will be based on the Company’s aggregate EPS from 2011 through 2013. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis – Long Term Incentive Compensation Programs.”

Option Exercises and Stock Vested in 2011

The following table summarizes for the named executive officers in 2011 (i) the number of shares acquired upon exercise of stock options and the value realized and (ii) the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax.

Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy R. Wallace	38,250	$1,264,163	137,740	$3,338,874
James E. Perry	2,700	90,018	7,770	253,320
D. Stephen Menzies	—	—	40,720	1,342,226
William A. McWhirter	8,922	311,467	35,445	1,166,394
S. Theis Rice	19,110	622,830	17,255	568,991

Pension Benefits

The following table summarizes the present value of the accumulated pension benefits of the named executive officers under the Standard Pension Plan and for Mr. Wallace the Supplemental Retirement Plan.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Timothy R. Wallace	Trinity Industries, Inc. Standard Plan	34	$553,000	—
	Trinity Industries, Inc. Supplemental Retirement Plan	34	6,902,000	—
James E. Perry	Trinity Industries, Inc. Standard Plan	—	1,000	—
D. Stephen Menzies	Trinity Industries, Inc. Standard Plan	9	140,000	—
William A. McWhirter	Trinity Industries, Inc. Standard Plan	23	231,000	—
S. Theis Rice	Trinity Industries, Inc. Standard Plan	18	368,000	—

(1)

The present value of the accumulated benefit is calculated in accordance with ASC Topic 718. Refer to Note 14 of Item 8 of the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 for the policy and assumptions made in the valuation of this accumulated benefit.

The Standard Pension Plan is a noncontributory defined benefit retirement and death benefit plan. Funds are contributed periodically to a trust that invests the Company’s contributions and earnings thereon in order to pay the benefits to the participating employees. The plan provides for the payment of monthly retirement benefits determined under a calculation based on credited years of service and a participant’s highest compensation over five consecutive years in the last ten years of employment. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement. Mr. Wallace turned 55 on December 30, 2008, and, as a result, met the definition of “early retirement” on December 31, 2008. Mr. Wallace has not provided notice of intention to take early retirement. Covered compensation includes salary and non-equity incentive plan compensation as shown in the “Summary Compensation Table.” Other elements of compensation in the “Summary Compensation Table” are not included in covered compensation. The normal monthly retirement benefit payable at age 65 is a life annuity with ten years guaranteed equal to  3/4 of 1% of average monthly compensation up to $800 plus 1% of average monthly compensation over $800 times the years of credited service. The plan also provides for the payment of a death benefit before retirement that is the greater of the lump sum value of the accrued benefit under the pension plan or one times base pay with less than 10 years of service and 2 1/2 times base pay with more than 10 years of service. Participants in the Standard Pension Plan can choose to receive benefit payments at age 65 even if still employed. If they make such an election, no death benefit is available.

The Company has a Supplemental Retirement Plan that applies to Mr. Wallace. The Supplemental Retirement Plan provides that the amount of the annual retirement benefit under the Standard Pension Plan that is limited by reason of compliance with the Code is paid as a supplemental pension benefit. The benefit payment terms are the same as the terms of the Standard Pension Plan. The benefits are payable from the general assets of the Company. On February 13, 2009, the Board amended the Supplemental Retirement Plan and the Standard Pension Plan. As a result, all future benefit accruals under the Supplemental Retirement Plan and the Standard Pension Plan automatically ceased effective March 31, 2009 for all participants and the accrued benefits under each plan were determined and frozen as of that date. These amendments are discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Nonqualified Deferred Compensation

The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2011 and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)
Timothy R. Wallace	$87,638	$308,706	$101,470	$3,530,530
James E. Perry	27,037	94,672	(3,542)	246,156
D. Stephen Menzies	—	135,000	32,687	1,054,303
William A. McWhirter	14,513	119,756	26,480	966,203
S. Theis Rice	4,300	102,150	9,131	294,290

(1)	Salary and incentive compensation deferrals to the Company’s Supplemental Plan. The amounts are also included in the “Summary Compensation Table” for 2011.

(2)

Includes an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan for Messrs. Wallace $285,000; Perry $87,500; Menzies $135,000; McWhirter $112,500; and Rice $100,000; and matching amounts under the Company’s Supplemental Plan for Messrs. Wallace $23,706; Perry $7,172; McWhirter $7,256; and Rice $2,150. These amounts are also included in the “Summary Compensation Table” for 2011.

(3)

This column represents earnings in the Supplemental Plan and the Transition Compensation Plan. Earnings in the Supplemental Plan were: Messrs. Wallace $6,346; Perry $(4,951); Menzies $(6,355); McWhirter $(5,742); and Rice $(11). Earnings in the Transition Compensation Plan were: Messrs. Wallace $95,124; Perry $1,409; Menzies $39,042; McWhirter $32,222; and Rice $9,142. The amounts reported in this table for the Transition Compensation Plan are inclusive of above market earnings included in the “Summary Compensation Table” above. See Note (5) to the “Summary Compensation Table.”

(4)

This column includes amounts in the “Summary Compensation Table” for (i) an amount equal to ten percent of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan in 2010 for Messrs. Wallace $150,917; Perry $27,562; Menzies $72,405; McWhirter $63,346; and Rice $46,944; and in 2009 for Messrs. Wallace $189,050; Menzies $86,320; McWhirter $77,563; and Rice $54,066;

(ii) matching amounts under the Company’s Supplemental Plan in 2010 for Messrs. Wallace $43,937; Perry $4,784; and McWhirter $9,137; and in 2009 for Messrs. Wallace $62,678; and McWhirter $9,350; and (iii) salary and incentive compensation deferrals to the Company’s Supplemental Plan in 2010 for Messrs. Wallace $57,625; Perry $12,624; and McWhirter $18,275; and in 2009 for Messrs. Wallace $88,825; and McWhirter $18,700.

Deferred Compensation Discussion

The Supplemental Plan was established for highly compensated employees who are limited as to the amount of deferrals allowed under the Company’s 401(k) plan. There is no limit on the percentage of salary or incentive pay that an executive may elect to defer into the Supplemental Plan. Participants must elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments relate. The first 6% of a participant’s base salary and bonus contributed to the Supplemental Plan, less any compensation matched under the 401(k) plan, may be matched from 25% to 50% by the Company based on years of service. The Company’s match vests 20% for each year of service up to 100% after five years. Participants may choose from several mutual fund-like deemed investments.

If elected at the time of enrollment, participants may take an in-service distribution of deferrals three years after the end of the plan year in which the deferral was made. Amounts are paid out immediately on death or disability. Upon termination of employment, amounts in the Supplemental Plan are paid out beginning six months after termination of employment in lump sum or annual installments from one to 20 years according to election of the participant.

Each named executive officer participates in the Transition Compensation Plan which is an unfunded long term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2011). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions:

(i)

The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the Chief Executive Officer to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.

(ii)

For one year after separation from service, the participant must be available for consultation regarding the business and financial affairs of the Company, at the Company’s reasonable request and for mutually-agreed upon compensation.

(iii)

For one year after separation from service, the participant may not, directly or indirectly, become or serve as a participant, employee, owner or partner of any business which competes in a material manner with the Company, without prior written consent of the Chief Executive Officer or the Chairman of the HR Committee.

On February 13, 2009, the Board amended the 401(k) Plan to allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan. This amendment is discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Potential Payments Upon Termination or Change in Control

Named executive officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by the Company, salaried employees have a death benefit equal to the greater of their accrued benefit under the pension plan or one year of base salary for less than 10 years of service and 2 1/2 times base salary for over 10 years of service. The Company’s long term disability plan provides salaried employees with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65. Pension benefits payable at retirement are described under “Pension Benefits” and deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.”

Stock options and restricted stock held by the named executive officers have no acceleration of vesting upon voluntary or involuntary termination but vesting is accelerated on death, disability, and in some cases retirement. Pursuant to the terms of the Executive Severance Agreement described below, stock options, restricted stock, and benefits under the Supplemental Plan, Transition Compensation Plan, and 401(k) Plan vest upon a change in control. The annual incentive compensation agreements also provide that in the event of a change in control, the named executive officers will be paid a proration of the target bonus for the year in which the change in control occurs as of the date of the change in control.

The following table provides the dollar value of (i) accelerated vesting of stock options and restricted stock and (ii) the payment of annual incentive compensation assuming each of the named executive officers had been terminated by death, disability, or retirement on December 31, 2011, or a change in control occurred on December 31, 2011.

	Timothy R. Wallace	James E. Perry	D. Stephen Menzies	William A. McWhirter	S. Theis Rice
Death Stock Options	$1,174,700	$172,750	$621,900	$552,800	$345,500
Restricted Stock	10,307,668	3,045,385	3,089,097	4,337,950	1,892,948
Total	11,482,368	3,218,135	3,710,997	4,890,750	2,238,448
Disability Stock Options	1,174,700	172,750	621,900	552,800	345,500
Restricted Stock	10,307,668	3,045,385	3,089,097	4,337,950	1,892,948
Total	11,482,368	3,218,135	3,710,997	4,890,750	2,238,448
Retirement Stock Options	1,174,700	172,750	621,900	552,800	345,500
Restricted Stock	5,216,706	166,839	1,141,810	2,074,252	845,868
Total	6,391,406	339,589	1,763,710	2,627,052	1,191,368
Change in Control Stock Options	1,174,700	172,750	621,900	552,800	345,500
Restricted Stock	12,583,237	3,496,820	3,785,576	4,918,357	2,408,858
Annual Incentive Compensation	950,000	262,500	405,000	337,500	300,000
Total	14,707,937	3,932,070	4,812,476	5,808,657	3,054,358

Each of the named executive officers has entered into an Executive Severance Agreement (the “Agreement”) with the Company. In addition to the acceleration of vesting upon a change in control as described above, the Agreement provides for compensation if the named executive officer’s employment is terminated under one of the circumstances described in the Agreement in connection with a “change in control” of the Company. A “change in control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) the incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company. See “Change in Control Agreements” under Compensation Discussion and Analysis section.

The Agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The Agreements provide that if there is a change in control of the Company and if the Company terminates the executive’s employment other than as a result of the executive’s death, disability or retirement, or for “cause,” or if the executive terminates his or her employment for “good reason,” then the Company will pay to such executive a lump sum equal to three times (i) the amount of the executive’s base salary, (ii) the annual perquisite allowance, and (iii) the higher of the average bonus earned over the previous three years or the target bonus for the fiscal year in which the change in control occurs.

“Cause” is generally defined as a participant’s (i) willful and continued failure to substantially perform his employment duties with the Company; (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the participant constituting a felony that results in gain to the participant at the Company’s expense; (iii) conviction of the participant of a felony involving moral turpitude; or (iv) the refusal of the participant to accept offered employment after a change in control.

“Good reason” is generally defined as, following a change in control, (i) a material adverse change in a participant’s working conditions or responsibilities; (ii) assignment to the participant of duties inconsistent with the participant’s position, duties, and reporting responsibilities; (iii) a change in the participant’s titles or offices; (iv) a reduction in the participant’s annual base salary; (v) a material reduction in the participant’s benefits, in the aggregate, under the benefits plans, incentive plans, and securities plans; (vi) failure to provide a participant with the number of paid vacation days entitled at the time of a change in control; (vii) any material breach by the Company of the Agreement; (viii) any successor or assign of the Company fails to assume the Agreement; (ix) the relocation of the participant’s principal place of employment outside of Dallas County, Texas; (x) voluntary resignation by the participant, or termination of employment by reason of the participant’s death or disability, at any time during either a 90-day period beginning after a change in control or the 30-day period beginning on the 365th day after a change in control; or (xi) any purported termination not conducted pursuant to a notice of termination by the Company.

The severance benefits provided by the Agreements also include continuation of all medical, dental, vision, health, and life insurance benefits to which each executive would have been entitled if the executive had continued in the employment of the Company for 36 months after the executive’s termination and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.

The Agreements further provide that if any payment to which the executive is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay to the executive an additional amount so that the net amount retained by the executive is equal to the amount that otherwise would be payable to the executive if no such excise tax has been imposed.

If each named executive officer’s employment had been terminated on December 31, 2011 under one of the circumstances described in the Agreement in connection with a change in control of the Company, the named executive officers would have received the following:

Name	Cash Compensation(1)	Continuation of Benefits(2)	Gross-up(3)	Total
Timothy R. Wallace	$6,234,556	$30,662	$—	$6,265,218
James E. Perry	1,916,250	46,793	1,778,835	3,741,878
D. Stephen Menzies	2,956,500	31,367	—	2,987,867
William A. McWhirter	2,508,747	46,793	1,718,648	4,274,188
S. Theis Rice	2,190,000	43,373	1,090,975	3,324,348

(1)	Cash lump sum equal to three times base salary, perquisite allowance, and applicable bonus.

(2)	Estimated cost of continuation for 36 months of medical and life insurance benefits.

(3)

Estimated gross up of income, employment, and change in control excise taxes. The calculations for Messrs. Wallace and Menzies did not result in excise taxes under Code Section 280G; therefore, no gross-up payments would have been paid if their employment had been terminated on December 31, 2011.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2011. Ms. Lovett did not join the Board until 2012 and therefore is not included in the table below.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John L. Adams	$89,500	$147,336	$1,597	$7,675	$246,108
Rhys J. Best	97,083	147,336	—	5,000	249,419
David W. Biegler	98,000	147,336	3,499	6,083	254,918
Leldon E. Echols	112,000	147,336	—	11,038	270,374
Ronald J. Gafford	80,375	147,336	—	12,186	239,897
Ronald W. Haddock	81,500	147,336	—	5,000	233,836
Jess T. Hay	32,667	—	—	5,000	37,667
Adrian Lajous	84,500	147,336	—	—	231,836
Charles W. Matthews	79,917	147,336	—	5,000	232,253
Diana S. Natalicio	71,500	147,336	—	19,943	238,779
Douglas L. Rock	93,500	147,336	—	796	241,632

(1)	Includes amounts deferred under the 2005 Deferred Plan for Director Fees.

(2)

Stock awards are for restricted stock units awarded in 2011 and the grant date fair value dollar amounts computed accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Company’s Form 10-K for the year-ended December 31, 2011.

(3)

As of December 31, 2011, the directors had restricted stock units totaling as follows: Messrs. Adams 20,021; Best 23,771; Biegler 25,271; Echols 19,865; Gafford 25,271; Haddock 23,771; Lajous 22,821; Matthews 13,427; Rock 8,305; and Dr. Natalicio 25,271. Includes the following amounts of stock options as of December 31, 2011: Messrs. Best 3,750; Biegler 15,000; Haddock 3,750; and Dr. Natalicio 22,500.

(4)	Includes for Messrs. Adams and Biegler the above market earnings from the interest rate equivalent under the 2005 Deferred Plan for Director Fees.

(5)

Includes dividend equivalents on stock units in director fee deferral plans. For Messrs. Adams, Best, Biegler, Echols, Gafford, Haddock, Matthews, Hay and Dr. Natalicio includes a $5,000 matching contribution by the Company in their name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual.

Director Compensation Discussion

2011 Compensation

Each director of the Company who is not a compensated officer or employee of the Company received cash compensation in 2011 as follows:

•	Board member — annual retainer of $50,000

•	Presiding Director — annual retainer of $5,000

•	Board meeting fee of $2,000 for each meeting attended

•	Audit Committee Chairman — annual retainer of $15,000

•	Member of the Audit Committee — $2,000 for each meeting attended

•	Human Resources Committee Chairman — annual retainer of $7,500

•	Chairman of other Board Committees — annual retainer of $5,000

•	Member of other Board Committees — $1,500 for each meeting attended

In addition, the Company paid directors a fee equal to $2,000 per day for ad hoc or special assignment work performed for or at the request of the Chairman, Chief Executive Officer, and President.

The Board has also established a cash equivalent value as a guide for annual equity compensation for directors of $100,000 and will use a 12 month average share price as the basis for future awards. Following their election at the Annual Meeting of Stockholders in May 2011, each director who was not also an executive officer of the Company was granted 4,200 restricted stock units, with dividend equivalents, that are convertible into 4,200 shares of Common Stock upon departure from the Board. The 12 month average share price used to calculate these awards at the time of granting was $23.78 (April 1, 2010 to March 31, 2011). The amount listed in the “Stock Awards” column of the “Director Compensation Table” is the grant date fair value dollar amount computed in accordance with ASC Topic 718. The grant date fair value for these awards was $35.08 per share.

Non-employee directors may elect, pursuant to the 2005 Deferred Plan for Director Fees (the “Director Deferred Plan”), to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (5% in 2011) or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the New York Stock Exchange on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director or a change in control, the value of the account will be paid to the director in annual installments not exceeding ten years according to the director’s prior election.

Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

2012 Compensation

In December 2011, the Board amended certain aspects of its director compensation plan. For 2012, each director of the Company who is not a compensated officer or employee of the Company will receive cash compensation as follows:

•	Board member — annual retainer of $60,000

•	Presiding Director — annual retainer of $15,000

•	Board meeting fee of $2,000 for each meeting attended

•	Members of Committees — $2,000 for each meeting attended

•	Audit Committee Chair — annual retainer of $15,000

•	Chairs of the Human Resources Committee and Finance and Risk Committees — annual retainer of $10,000

•	Chair of Corporate Governance and Directors Nominating Committee — annual retainer of $5,000

The annual equity compensation grant will be $120,000 and will continue to use a 12 month average price as the basis for awards. In addition, the Company will continue to pay directors a fee equal to $2,000 per day for ad hoc or special assignment work performed for or at the request of the Chairman, Chief Executive Officer, and President. Prior to the December 2011 adjustments, director compensation had not been increased since 2008.

TRANSACTIONS WITH RELATED PERSONS

The Nominating Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Nominating Committee, or the chair of such committee, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to Related Person Transactions which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and in consultation with the CEO and CFO will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the Nominating Committee, or the chair of such committee, as applicable, for review and consideration. In reviewing Related Person Transactions, the Nominating Committee, or the chair of such committee, as applicable, shall consider all relevant facts and circumstances available, including, but not limited to the following:

•	the benefits to the Company of the Related Person Transaction;

•	the impact of a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products and services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.

After reviewing such information, the Nominating Committee, or the chair of such committee, as applicable, may approve the Related Person Transaction if the committee, or the chair of the committee, as applicable, concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.

Employed family members of directors and executive officers with total compensation for 2011 in excess of $120,000 are as follows:

•

Mr. Patrick S. Wallace, brother of Timothy R. Wallace, is an officer of a subsidiary of the Company. His total compensation was $1,178,193 for 2011, which includes base salary; bonus; matching contributions to defined contribution plans; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

•

Mr. Luis Pardo, brother-in-law of Mr. Antonio Carrillo, a Senior Vice President and Group President of the Company, is an officer of a subsidiary of the Company. His total compensation was $1,142,926 for 2011, which includes base salary; bonus; a contribution to a Mexican statutory pension; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of the Company’s Common Stock as of March 16, 2012, except as noted for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of the Company’s directors and executive officers is c/o Trinity Industries, Inc., 2525 Stemmons Freeway, Dallas, Texas 75207-2401.

Name	Amount and Nature of Ownership of Common Stock(1)		Percent of Class
Directors:
John L. Adams	75,913		*
Rhys J. Best	40,021		*
David W. Biegler	42,671		*
Leldon E. Echols	19,865		*
Ronald J. Gafford	25,271		*
Ronald Haddock	39,738		*
Adrian Lajous	22,821		*
Melendy E. Lovett	1,977		*
Charles W. Matthews	13,427		*
Diana S. Natalicio	55,271		*
Douglas L. Rock	8,305		*
Named Executive Officers:
Timothy R. Wallace	958,989		1.2%
James E. Perry	125,262		*
D. Stephen Menzies	240,154		*
William A. McWhirter	207,047		*
S. Theis Rice	114,505		*
All Directors and Executive Officers as a Group (18 persons):	2,182,091		2.7%
Other 5% Owners:
Lord Abbett & Co. LLC	6,022,929	(2)	7.5%
First Pacific Advisors, LLC	4,862,578	(3)	6.1%
The Bank of New York Mellon Corporation	4,316,238	(4)	5.4%
BlackRock, Inc.	4,305,597	(5)	5.4%
Piper Jaffray Companies	4,294,260	(6)	5.4%
Franklin Resources, Inc.	4,290,880	(7)	5.3%
Dimensional Fund Advisors LP	4,102,723	(8)	5.1%

*	Less than one percent (1%)

(1)

Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire through the exercise of stock options or through restricted stock units held as of March 16, 2012, or within 60 days thereafter, as follows: Adams

20,021; Best 27,521; Biegler 40,271; Echols 19,865; Gafford 25,271; Haddock 27,521; Lajous 22,821; Lovett 1,977; Matthews 13,427; McWhirter 40,000; Menzies 45,000; Perry 12,500; Natalicio 40,271; Rice 25,000; Rock 8,305; Wallace 85,000; and all directors and executive officers as a group 491,101. Includes shares indirectly held through the Company’s 401(k) Plan as follows: Wallace 1,783; Perry 90; McWhirter 1,210; Rice 2,061; and all executive officers as a group 6,478 shares. Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 16, 2012, no directors or officers had any shares pledged as security for any such debit balances.

(2)

Lord, Abbett & Co. LLC and its affiliates, 90 Hudson Street, Jersey City, NJ 07302, reported to the SEC on an Amendment to Schedule 13G filed February 14, 2012, that Lord, Abbett & Co. LLC, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 6,022,929 shares owned by such clients. Lord, Abbett & Co. LLC also stated that it had sole voting power over 5,715,303 shares and sole dispositive power over 6,022,929 shares.

(3)

First Pacific Advisors, LLC and its affiliates, 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064, reported to the SEC on an Amendment to Schedule 13G filed February 14, 2012, that First Pacific Advisors, LLC, in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 4,862,578 shares owned by such clients, as in its capacity as investment adviser it has the power to dispose, direct the disposition of, and vote the shares of the Company owned by its clients. First Pacific Advisors, LLC also stated that Robert L. Rodriguez, J. Richard Atwood, and Steven T. Romick are part-owners and managing members of First Pacific Advisors, LLC, and as controlling persons, they may be deemed to beneficially own 4,862,578 shares owned by clients of First Pacific Advisors, LLC, and that First Pacific Advisors, LLC and its affiliates had shared voting power over 2,171,200 shares and shared dispositive power over all 4,862,578 shares.

(4)

The Bank of New York Mellon Corporation, One Wall Street, 31st Floor, New York, NY 10286, reported to the SEC on a Schedule 13G filed January 30, 2012, that The Bank of New York Mellon Corporation and its subsidiaries, in their various fiduciary capacities, had beneficial ownership of 4,316,238 shares. The Bank of New York Mellon Corporation also stated that it and its subsidiaries had sole voting power over 3,279,299 shares, sole dispositive power over 4,285,825 shares, and shared dispositive power over 2,990 shares.

(5)

BlackRock, Inc. and its affiliates, 40 East 52nd Street, New York, NY 10022, reported to the SEC on an Amendment to Schedule 13G filed February 8, 2012, that they have sole voting and dispositive power over 4,305,597 shares.

(6)

Piper Jaffray Companies, 800 Nicollet Mall Suite 800, Minneapolis, MN 55402, reported to the SEC on an Amendment to Schedule 13G filed February 14, 2012, that it may be deemed to be the beneficial owner of 4,294,260 shares through its control of its wholly-owned subsidiary, Advisory Research, Inc. Piper Jaffray Companies also stated that Advisory Research, Inc. has sole voting and dispositive power over all 4,294,260 shares.

(7)

Franklin Resources, Inc. and its affiliates, One Franklin Parkway, San Mateo, CA 94403-1906, reported to the SEC on an Amendment to Schedule 13G filed February 9, 2012, that Franklin Resources, Inc. and its affiliates may be deemed to be the beneficial owners of 4,290,880 shares and have sole voting power over 4,152,880 shares and sole dispositive power over 4,288,080 shares. These shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Related investment management contracts give these subsidiaries of Franklin Resources, Inc. all investment and/or voting power over these shares, so subsidiaries of Franklin Resources, Inc. may be deemed to be the beneficial owners of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of ten percent of the outstanding common stock of Franklin Resources, Inc., and thus may be deemed to be beneficial owners of shares held by persons and entities for whom or for which subsidiaries of Franklin Resources, Inc. provide investment management services.

(8)	Dimensional Fund Advisors LP and its affiliates, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX, 78746, reported to the SEC on an Amendment to Schedule 13G filed February 14, 2012, that

Dimensional Fund Advisors LP, in its capacity as investment adviser, sub-adviser, and/or investment manager to its various clients, may be deemed to be the beneficial owner of 4,102,723 shares owned by such clients. Dimensional Fund Advisors LP also stated that it and its affiliates had sole voting power over 3,998,385 shares and sole dispositive power over all 4,102,723 shares.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. These reports are also filed with the New York Stock Exchange, and a copy of each report is furnished to the Company.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company’s knowledge, based on a review of reports furnished to it and written representations from reporting persons, each individual who was required to file such reports complied with the applicable filing requirements during 2011.

Stockholder Proposals for the 2013 Proxy Statement

Stockholders’ proposals to be presented at the 2013 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than November 30, 2012. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2013 Annual Meeting

Under the Bylaws of the Company, certain procedures are provided which a stockholder must follow in order to place in nomination persons for election as directors at an annual meeting of stockholders or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 1, 2013, but no earlier than January 30, 2013, for the 2013 Annual Meeting) to the Secretary of the Company containing the name and address of the stockholder, the number of shares of the Company beneficially owned by the stockholder, and a representation that the stockholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person or person(s) (including their names) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board, and the consent of each nominee to serve. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Bylaws are available from the Secretary of the Company.

See “Corporate Governance and Directors Nominating Committee” for the process for stockholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder. Stockholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to Jared S. Richardson, Associate General Counsel and Secretary, Trinity Industries, Inc., 2525 Stemmons Freeway, Dallas, Texas 75207.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

JARED S. RICHARDSON Associate General Counsel and Secretary

March 30, 2012

TRINITY INDUSTRIES, INC. 2525 STEMMONS FREEWAY DALLAS, TX 75207

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1. Election of Directors Nominees

01   John L. Adams                  02   Rhys J. Best            03   David W. Biegler            04   Leldon E. Echols                 05   Ronald J. Gafford

06   Ronald W. Haddock          07   Adrian Lajous          08   Melendy E. Lovett          09   Charles W. Matthews          10   Douglas L. Rock

11  Timothy R. Wallace

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2 Advisory vote to approve named executive officer compensation.							☐	☐	☐
3 To approve the ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for fiscal year ending December 31, 2012.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

TRINITY INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS - April 30, 2012

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM. Have your proxy card in hand and follow the instructions.

The undersigned hereby appoints Timothy R. Wallace, Rhys J. Best and Jared S. Richardson and each of them with full power of substitution, attorneys, agents and proxies (“agents”) of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at its offices, 2525 Stemmons Freeway, Dallas, Texas 75207, on Monday, April 30, 2012 at 8:30 a.m. Central Daylight Time, and at any adjournment or adjournments thereof. If more than one of the above agents shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said agents so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said agents, their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side